Exhibit 10.2(a)

Execution Version

FIRST LIEN SENIOR SECURED PROMISSORY NOTE

$460,000,000	October 26, 2007

For value received, NEP EQUIPMENT FINANCE CO., LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to the order of HSH NORDBANK AG, NEW YORK BRANCH, for the pro rata account of each financial institution party hereto as a lender, (each individually, together with its successors and permitted assigns, a “Lender” and collectively, the “Lenders”), the principal amount of FOUR HUNDRED SIXTY MILLION DOLLARS ($460,000,000) (the “Note Amount”) or such lesser principal amount as may be outstanding hereunder in accordance with the terms hereof on the Maturity Date, as defined below, together with all accrued and unpaid interest, fees and any other amounts due and payable to the Agents and Lenders pursuant to the provisions of this First Lien Senior Secured Promissory Note (this “Note”).

The Borrower promises to pay interest on the outstanding principal amount of each Loan (as defined below) under this Note for the period from and including the date of such Loan to, but excluding, the date such Loan shall be repaid in full, in each case as and when required by Section 2(b) of this Note.

All payments under this Note shall be made in Dollars, in immediately available funds and without set-off, deduction or counterclaim.  Any extension of time for the repayment of the principal outstanding under this Note resulting from the due date falling on a non-Business Day shall be included in the computation of interest.

The Borrower hereby waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note except for such notice as provided herein.

1.             Definitions and Interpretation.

(a)           Definitions.  Unless otherwise defined herein, all capitalized terms used in this Note shall have the following meanings:

“Acceptable Alternative Funding Commitments” shall mean one or more revolving credit facilities or other funding commitments entered into by the Borrower on terms and conditions satisfactory to the Super-Majority Lenders in their sole discretion, for purposes of paying the Contract Price under one or more Turbine Supply Agreements.

“Account Control Agreement” shall mean the Deposit Account Control Agreement, dated as of October 26, 2007, by and among the Citizens Bank of Connecticut, a Connecticut stock savings bank, the Borrower and the Collateral Agent.

“Administrative Agent” shall mean HSH Nordbank AG, New York Branch, in its capacity as administrative agent for the Lenders under this Note, together with its successors and permitted assigns in such capacity.

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or membership or other ownership interests, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly 30% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 30% or more of the membership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Altona Project” shall mean the approximately 97.5 MW wind generation facility to be located in the State of New York, near the town of Altona.

“Anti-Money Laundering Laws” shall mean any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Patriot Act; Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an affiliate of such Lender) designated for such Type of Loan in Annex I to this Note or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean (a) with respect to any LIBO Rate Loans, 1.75% per annum and (b) with respect to any Base Rate Loans, .75% per annum.

“Appraisal Procedure” shall have the meaning given to such term in Exhibit C.

“Appraiser” shall mean DAI Management Consultants, Inc.

“Availability Period” shall mean the period commencing on the Closing Date and ending on the Maturity Date.

“Base Rate” shall mean, for any day, a rate per annum equal the Prime Rate in effect on such day.  Any change in the Base Rate due to a change in the Prime Rate shall be effective from and including the effective date of such change in the Prime Rate.

“Base Rate Loans” shall mean Loans that accrue interest at interest rates based upon the Base Rate.

“Basic Documents” shall mean this Note, the Intercreditor Agreement, the Collateral Documents, the Fee Letter, the Account Control Agreement and any other documents, agreements, or instruments entered into by the Borrower, Holdco, any Holdco Secured Party, any TSA Company and/or the owner of any Qualified Project Company, on the one hand, and the Lenders and/or the Agents, as applicable, on the other hand, in connection with any of the foregoing.

“Bellmont Project” shall mean the approximately 21.0 MW wind generation facility to be located in the State of New York, near the town of Bellmont.

“Bookrunner” shall mean HSH Nordbank AG, New York Branch.

“Borrower” shall have the meaning given to such term in the first paragraph of this Note.

“Borrower Security Agreement” shall have the meaning given to such term in Section 7(a)(ii).

“Borrowing Date” shall mean the date of any Loan, including the Closing Date.

“Borrowing Notice” shall mean a borrowing notice to be delivered by the Borrower to the Administrative Agent with respect to each Loan, substantially in the form of Exhibit A attached hereto.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in New York, New York.

“Chateaugay Project” shall mean the approximately 106.5 MW wind generation facility to be located in the State of New York, near the town of Chateaugay.

“Closing Date” shall mean the date when the conditions precedent set forth in Section 3(a) are satisfied, or waived by the Lenders, and the initial funding has occurred under the Loans.  The Closing Date is the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any applicable Treasury Regulations.

“Collateral” shall mean all assets which are subject or required to become subject to the security interests or liens granted by the Borrower (or other Persons, as applicable) under any of the Collateral Documents.

“Collateral Agent” shall mean HSH Nordbank AG, New York Branch, in its capacity as collateral agent for the Lenders and other secured parties under the Collateral Documents, together with its successors and permitted assigns in such capacity.

“Collateral Documents” shall mean the Borrower Security Agreement, the Holdco Pledge Agreement, the TSA Companies Security Agreements, the Project Pledge Agreements, the Consents, and any other security documents, financing statements and the like filed in connection with the foregoing.

“Commercial Operation” has the meaning given to such term in each Turbine Supply Agreement, as applicable.

“Commitments” shall mean the commitment of the Lenders to make Loans to the Borrower under, and on the terms and conditions of, this Note, up to the aggregate amount equal to the Note Amount.

“Consents” shall mean, collectively, the consents listed in Section 7(a)(v) by and among the Borrower or the relevant TSA Company, the Collateral Agent and GE.

“Contract Price” shall have the meaning given to such term in each Turbine Supply Agreement.

“Debt” of any Person at any date shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a lien on any asset of such Person, whether or not such Debt is assumed by such Person, (h) all Debt of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty and (i) obligations of such Person under any Interest Rate Agreements.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Event of Default” shall have the meaning given to such term in Section 6.

“Existing Turbine Supply Loans” shall mean (i) the Loan Agreement, dated as of May 18, 2007, by and between the Sponsor and CIT Capital USA Inc.; (ii) the Senior Secured Promissory Note, dated as of June 22, 2007, by and between the 2006 TSA Company and Paragon Noble LLC; and (iii) the Loan Agreement, dated as of December 4, 2006, by and between the 2007 TSA Company and CIT Capital USA Inc.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain letter agreement, dated as of October 26, 2007, by and between HSH Nordbank AG, New York Branch and the Sponsor.

“FERC” shall mean the Federal Energy Regulatory Commission and its successors.

“GAAP” shall mean generally accepted accounting principles in the United States of America consistently applied.

“GE” shall mean General Electric Company, a New York corporation.

“Great Plains I Project” shall mean the approximately 114.0 MW wind generation facility to be located in the State of Texas, in the county of Hansford, near the town of Gruver.

“Great Plains II Project” shall mean the approximately 126.0 MW wind generation facility to be located in the State of Texas, in the county of Hansford, near the town of Gruver.

“Governmental Authority” shall mean any national, state, municipal, territorial, or local government, any political subdivision thereof or any other governmental department, commission, board, judicial, public, regulatory or statutory instrumentality, authority, body, agency, bureau or entity, (including any zoning authority, FERC and the New York State Public Service Commission), any of which has the authority to bind a party at law or having jurisdiction over the Borrower, the TSA Companies and the Relevant Qualified Project Companies.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code, judgment, consent, decree, directive, guideline, policy or similar form of decision of any Governmental Authority only to the extent that such directive, guideline, policy or decision has the force and effect of law.

“Holdco” shall mean NEP Equipment Finance Hold Co., LLC, a Delaware limited liability company.

“Holdco Pledge Agreement” shall have the meaning given to such term in Section 7(a)(i).

“Holdco Secured Party” shall mean each secured party under the Second Lien Facility.

“Inchoate Default” shall mean any event or circumstance which, with the lapse of time, the giving of notice or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Independent Engineer” shall mean Garrad Hassan America, Inc. or its successor appointed by the Majority Lenders with the prior approval of the Borrower.

“Insurance Consultant” shall mean Moore McNeil, LLC or its successor appointed by the Majority Lenders with the prior approval of the Borrower.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Closing Date, by and among the Borrower, the Collateral Agent and the relevant Holdco Secured Party, substantially in the form attached hereto as Exhibit B.

“Interest Rate Agreements” shall have the meaning given to such term in Section 2(j).

“Lead Arranger” shall mean KeyBank National Association.

“Lender Committee” shall mean (i) HSH Nordbank AG, New York Branch; (ii) KeyBank National Association; and (iii) one additional Lender to be selected by the Administrative Agent and the Borrower after the Closing Date.

“Lenders” shall have the meaning given to such term in the first paragraph of this Note.

“Lending Office” means the office designated as such beneath the name of each Lender set forth on Annex I or such other office of such Lender as such Lender may specify in writing from time to time to the Administrative Agent and the Borrower.

“LIBO Rate” shall mean, for each LIBO Rate Interest Period, a rate of interest per annum, calculated on the basis of a 360 day year, equal to the simple average (rounded upward, if necessary, to the nearest whole multiple of 1/100 of one percent) of the rates shown on the display referred to as the “Reuters Screen LIBOR01 Page” (or any display substituted therefor) of the Reuters Domestic Money Service with respect to the banks in the London interbank market named in the display as at 11:00 a.m. (London, England time) on the second Business Day prior to the first day of the relevant LIBO Rate Interest Period, for a deposit period comparable to the LIBO Rate Interest Period.

“LIBO Rate Interest Period” shall mean any of the one, two, three or six month periods selected by the Borrower from time to time with respect to the LIBO Rate Loans by delivery of a written notice to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, at least three (3) Business Days prior to the commencement of such LIBO Rate Interest Period; provided, however, that (i) each LIBO Rate Interest Period ending on a day other than a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day occurs in the next following calendar month, in which case such LIBO Rate Interest Period shall end on the next preceding Business Day, (ii) any LIBO Rate Interest Period that would extend beyond the Maturity Date for such Loan shall end on the relevant Maturity Date, and (iii) not more than eight (8) LIBO Rate Interest Periods shall be outstanding at any time.

“LIBO Rate Loans” shall mean Loans that accrue interest at interest rates based upon the LIBO Rate.

“Loan Maximum Outstandings” shall mean the aggregate of (a) 80% of the amount of the Contract Price under each Turbine Supply Agreement as of the effective date thereof (excluding amounts solely attributable to transportation costs for Turbine deliveries), as the Contract Price may be adjusted from time to time pursuant to a TSA Option Approval or to give effect to any reduction thereto associated with any appraisal conducted pursuant to and in accordance with Section 3(b), 5(a)(xxiii) or 5(a)(xxvi) (“80% Advance Rate”); provided, however, that, in the case of this clause (a), in the event that any Turbine required to be delivered under a Turbine Supply Agreement cannot be allocated to a Qualified Project or Qualified Projects (including Turbines that were originally allocated to proposed wind generating projects that when allocated were Qualified Projects, but have subsequently lost their status as a Qualified Project as set forth herein), the percentage specified above shall be reduced to 60% (“60% Advance Rate”), subject to the Revised Advance Rate, with respect to the portion of the Contract Price (as may be adjusted as described above) applicable to each such Turbine, (b) all interest and fees (including, for the avoidance of doubt, the arranger fee, administrative agent and collateral agent fee and the up-front fee, all as described in and required to be paid under and in accordance with the terms of the Fee Letter) payable under the Basic Documents, and (c) 80% of the historic financing costs in respect of the Turbines and the Turbine Supply Agreements financed under the Existing Turbine Supply Loans in an aggregate amount not to exceed $18,200,000, all as calculated by the Borrower, included in each Borrowing Notice delivered pursuant to Section 2(c) and confirmed in writing by the Administrative Agent.  For the avoidance of doubt, the calculation of clause (a) above shall include any amounts attributable to the Contract Price that consist of principal prepayment under the Existing Turbine Supply Loans.

“Loan Minimum Availability” shall mean, as of any date, the aggregate of: (a) (i) the aggregate amount required as of such date to pay in full the then-remaining Contract Price due under the Turbine Supply Agreements less (ii) the amount, if any, available to the Borrower under Acceptable Alternative Funding Commitments (as and to the extent then in effect and only for so long as no default has occurred thereunder resulting in the acceleration of the Borrower’s obligations thereunder prior to their regularly scheduled maturity) less (iii) payments to be made at commissioning of the Turbines and thereafter in an amount equal to 10% of the Contract Price; and (b) the estimated interest (using the applicable LIBO Rate for any LIBO Rate Loans outstanding at such time to calculate such estimated interest and, for all other amounts, using the then applicable one-month LIBO Rate to estimate such interest) and fees projected to be paid under the Basic Documents after the date of determination until the Maturity Date, taking into account any reduction thereof that will occur on the projected Take Out Dates in the case of this clause (b), as certified by the Borrower and confirmed in writing by the Administrative Agent.

“Loans” shall mean, individually or collectively, depending on the context, the initial loan made on the Closing Date and the Subsequent Loans, in each case, in accordance with the terms and conditions of this Note.

“Majority Lenders” shall mean, as of any date, the Lenders having outstanding Loans and Commitments representing greater than 50% of the aggregate amount of all outstanding Loans and Commitments as of such date.

“Mandate Agreement” shall mean that certain NEP Equipment Finance Co. First Lien Senior Secured Credit Facility Mandate Letter, dated as of August 29, 2007, by and between HSH Nordbank AG, New York Branch and the Sponsor.

“Mandated Lead Arranger” shall mean HSH Nordbank AG, New York Branch, in its capacity as the lead arranger under the Mandate Agreement.

“Material Adverse Effect” shall mean any event or occurrence that could reasonably be expected to have a material adverse effect on any of the following:  (a) the business, operations, condition or prospects of the Borrower and the TSA Companies, taken as a whole; (b) the ability of Holdco to fund and maintain the Required Equity Portion as and when required under the applicable Basic Documents; (c) the ability of the Borrower to repay the Loans as and when required under the applicable Basic Documents; (d) the ability of the Borrower, the Sponsor and the TSA companies, taken as a whole, on the one hand, or GE, on the other hand, to perform any material obligation under each Turbine Supply Agreement or each Basic Document to which it is party, or (e) the priority and enforceability of the Lenders’ liens on the Collateral as provided in the Collateral Documents.

“Maturity Date” shall mean the earlier to occur of (a) the acceleration of the obligations of the Borrower hereunder in accordance with the terms and conditions hereof following an Event of Default, and (b) March 31, 2010.

“Non-Recourse Party” shall have the meaning given to such term in Section 9.

“Note” shall have the meaning given to such term in the introductory paragraph hereof.

“Obligations” shall mean, with respect to the Sponsor, Holdco, Borrower, any TSA Company or any owner of a Relevant Qualified Project Company (only to the extent of each such Person’s respective obligations under any Basic Document to which it is a party), all Loans and obligations of performance, howsoever arising (and whether arising or incurred before or after any bankruptcy, insolvency, reorganization or other similar proceeding), owed by the Borrower, Sponsor, Holdco, any owner of a Relevant Qualified Project Company or any TSA Company (only to the extent of each such Person’s respective obligations under any Basic Document to which it is a party) to the Lenders (whether or not evidenced by any note or instrument and whether or not for the payment of money), due or to become due, now existing or hereafter arising, pursuant to the terms of this Note or any of the other Basic Documents, including all principal, interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable and other amounts payable by the Borrower, Holdco, Sponsor, any owner of a Relevant Qualified Project Company or any TSA Company (only to the extent of each such Person’s respective obligations under any Basic Document to which it is a party) under this Note or any of the other Basic Documents.

“OFAC” shall mean the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Laws” shall mean any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” shall mean the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“OFAC Violation” shall have the meaning given to such term in Section 5(xxiv).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), Pub. L. 107-56 and all other laws and regulations relating to money-laundering and terrorist activities.

“Permit” shall mean any approval, consent, waiver, exemption, variance, franchise, permit, authorization, registration, or license to, with or from a Governmental Authority.

“Permitted Debt” shall mean (a) the Loans and the other Obligations; (b) subordinated debt provided by Holdco in an amount not to exceed the contributed Required Equity Portion at any time and subject to a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent; (c) any obligations incurred by the Borrower or any TSA Company under any Turbine Supply Agreement; and (d) obligations under Interest Rate Agreements; and (e) Acceptable Alternative Funding Commitments.

“Permitted Liens” shall mean (a) any liens created pursuant to the Basic Documents or the Turbine Supply Agreements; (b) liens imposed by law for taxes that are not yet due or that are being contested in good faith by the Borrower or the relevant TSA Company and for which adequate reserves have been set aside therefor or that are secured by a bond reasonably acceptable to the Administrative Agent; (c) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (d) other liens in an aggregate amount not to exceed $1,000,000; and (e) liens on the Collateral arising out of a Second Lien Facility, solely to the extent that such liens are junior and subordinate in all respects to the Lenders’ liens in the Collateral pursuant to the Intercreditor Agreement.

“Person” shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Pledged Equity Interests” shall mean (a) all the issued and outstanding membership interests of each TSA Company, all such interests are owned by the Borrower; (b) all of the issued and outstanding membership interests of the Borrower, all such interests are owned by Holdco and (c) all of the issued and outstanding membership interests of each Relevant Qualified Project Company to which Turbines have been allocated.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by HSH Nordbank AG, New York Branch as such bank’s prime rate with respect to extensions of credit made by it in the United States; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Project Pledge Agreements” shall have the meaning given to such term in Section 7(a)(iii).

“Project Review” shall have the meaning given to such term in Section 5(a)(xxii).

“Proportionate Share” shall mean the percentage set forth opposite each Lender’s name on Annex I, as such Annex I may be amended from time to time, as such percentage may be modified from time to time as a result of permitted transfers of Commitments or Loans by such Lender.

“PTC” shall mean production tax credits under Section 45 of the Code.

“PTC Expiration Date” shall have the meaning given to such term in Section 5(a)(xxii).

“Purchase Orders” shall mean, collectively, (a) Purchase Order No. 1 and Purchase Order No. 2 with respect to the 2006 TSA, entered into by and between GE and the 2006 TSA Company and (b) any additional purchase orders entered into under any Turbine Supply Agreement by and between GE and the applicable TSA Company.

“Qualified Project” shall have the meaning given to such term in Section 5(a)(xxii).  For the avoidance of doubt, based on Project Reviews delivered to the Agents and Lenders prior to the Closing Date and reviewed by the Agents and Lenders, the following are Qualified Projects as of the Closing Date: (i) Altona Project; (ii) Bellmont Project; (iii) Chateaugay Project; (iv) Great Plains I Project; (v) Great Plains II Project; (vi) Thumb Huron Project and (vii) Wethersfield Project.

“Qualified Project Companies” shall mean, collectively or individually, depending on the context, the single-purpose companies that are Affiliates of the Borrower formed for the development, financing, construction, acquisition, ownership, operation and/or maintenance of a Qualified Project; provided, however, that in no event shall the Borrower or an Affiliate of the Borrower own less than 80%, of the economic and voting interests, of each such Qualified Project Company.

“Qualified Project Company Permitted Debt” shall mean Debt provided on a commercial arms’-length basis to the Qualified Project Company for the development of the related Qualified Project, solely to the extent such loans do not exceed 50% of the relevant development costs related to such Qualified Project; provided, however, that the Borrower shall notify the Administrative Agent in writing on or prior to the date that any Qualified Project Company enters into an agreement in respect of Qualified Project Company Permitted Debt.

“Qualified Project Company Permitted Liens” shall mean (a) any liens created pursuant to the Basic Documents or the Turbine Supply Agreements; (b) liens imposed by law for taxes that are not yet due or that are being contested in good faith by the Borrower, Holdco, the Sponsor, any TSA Company or any Relevant Qualified Project Company and for which adequate reserves have been set aside therefor or that are secured by a bond reasonably acceptable to the Administrative Agent; (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations either for amounts not yet due or that are being contested in good faith by the Borrower, Holdco, the Sponsor, any TSA Company or any Relevant Qualified Project Company and for which adequate reserves have been set aside therefor or are secured by a bond reasonably acceptable to the Administrative Agent; (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (e) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (f) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (g) easements, rights-of-way, restrictions, defects or other exceptions to title or other similar encumbrances incurred in the ordinary course of business which are not incurred to secure Debt, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the Borrower’s business such that it could not reasonably be expected to have a Material Adverse Effect; (h) any other liens, easements, zoning restrictions, rights-of-way or similar encumbrances on real property imposed by law or arising in the ordinary course of business but that could not reasonably be expected to have a Material Adverse Effect; and (i) liens arising out of judgments or awards that do not otherwise constitute an Event of Default so long as an appeal or proceeding to review is being prosecuted in good faith and for the payment of which adequate reserves have been set aside or are secured by a bond reasonably acceptable to the Administrative Agent.

“Quarterly Date” shall mean the last Business Day of each calendar quarter.

“Relevant Qualified Project Company” shall mean any Qualified Project Company.

“Replaced Equity Interests” shall have the meaning given to such term in Section 7(c).

“Required Equity Portion” shall have the meaning given to such term in Section 5(a)(xxi).

“Required Turbine Equity Payment” shall mean, with respect to each Turbine, (i) to the extent the 80% Advance Rate is applicable to such Turbine at the time such calculation is being made, 20% of the Contract Price allocated to such Turbine and (ii) to the extent the 60% Advance Rate is applicable to such Turbine at the time such calculation is being made, 40% of the Contract Price allocated to such Turbine, in the case of clauses (i) and (ii), as calculated by the Borrower and confirmed by the Administrative Agent.

“Revised Advance Rate” has the meaning given to such term in Section 5(a)(xxvi).

“Second Lien Facility” shall mean a financing facility entered into by and between Holdco and the Holdco Secured Parties to provide financing to Holdco to enable Holdco to fund its Required Equity Portion; provided, however, that any and all liens granted to any Holdco Secured Party in the Collateral shall be junior and subordinate to the Lenders’ liens in the Collateral and the relevant Holdco Secured Parties shall duly execute and deliver the Intercreditor Agreement.

“Sponsor” shall mean Noble Environmental Power, LLC, a Delaware limited liability company.

“Subsequent Loan” shall have the meaning given to such term in Section 3(b).

“Substitutable Lender” shall have the meaning given to such term in Section 2(i)(iv).

“Super-Majority Lenders” shall mean, as of any date, the Lenders having outstanding Loans and Commitments representing greater than 75% of the aggregate amount of all outstanding Loans and Commitments as of such date.

“Syndication Agent” shall mean HSH Nordbank AG, New York Branch.

“Take Out Dates” shall mean the following: (i) with respect to each of the 2006 TSA Company, 2006 TSA, the 2007 TSA Company and the 2007 TSA, April 30, 2008; (ii) with respect to the 2008 TSA Company and the 2008 TSA, October 31, 2008 and (iii) with respect to the 2009 TSA Company and the 2009 TSA, October 31, 2009.

“Thumb Huron Project” shall mean the approximately 69 MW wind generation facility to be located in the State of Michigan, near the town of Thumb Huron.

“TSA Companies” or “TSA Company” shall mean, individually or collectively, as the context requires, (i) the 2006 TSA Company; (ii) the 2007 TSA Company; (iii) the 2008 TSA Company and (iv) once the conditions precedent set forth in Section 3(b)(x) are satisfied or waived by the Majority Lenders, the 2009 TSA Company.

“TSA Companies Security Agreements” shall have the meaning given to such term in Section 7(a)((iv)).

“TSA Options Approval” shall mean the written consent of the Administrative Agent, acting on behalf of the Majority Lenders and in consultation with the Independent Engineer, (such consent not to be unreasonably withheld or delayed) to a request by the Borrower to supplement a Turbine Supply Agreement to add, remove or modify any option listed in the schedule of options to such Turbine Supply Agreement (e.g. windfarm management systems, low voltage ride through, etc.; provided, however, specifically excluding any transportation costs), along with a corresponding price adjustment to the Contract Price provided for under such Turbine Supply Agreement due to the exercise of such option.

“Turbine Reallocation Certificate” shall mean a certificate substantially in the form of Exhibit D attached hereto duly executed and delivered by the Borrower.

“Turbine Supply Agreements” shall mean, collectively or individually, depending on the context, (i) the 2006 TSA; (ii) the 2007 TSA; (iii) the 2008 TSA and (iv) once the conditions precedent set forth in Section 3(b)(x) have been satisfied or waived by the Majority Lenders, the 2009 TSA.

“Turbines” shall mean the 1.5 MW SLE wind turbines manufactured by GE that are the subject of the Turbine Supply Agreements, together with the associated mechanical systems, electrical systems, control systems, communications systems and towers.

“Type” shall mean LIBO Rate Loans or Base Rate Loans, as applicable, each of which constitutes a Type of Loans.

“UCC” shall mean the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the liens granted thereunder.

“Wethersfield Project” shall mean the approximately 126.0 MW wind generation facility to be located in the State of New York, near the town of Wethersfield.

“2006 TSA” shall mean (i) that certain purchase order No. 1 dated as of February 15, 2006, under that certain Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of February 15, 2006 as amended by that certain first amendment to Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of August 24, 2006 (the “Master Contract”), as assigned by Noble Environmental Power 2006 Hold Co. LLC to the 2006 TSA Company pursuant to that certain Turbine Assignment Agreement dated as of June 1, 2007 (the “Assignment Agreement”); and (ii) that certain purchase order No.2 dated as of February 15, 2006, under the Master Contract, as assigned by 2006 Hold Co to the Collateral Assignor pursuant to the Assignment Agreement.

“2007 TSA” shall mean the Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of October 17, 2006, by and between GE and the 2007 TSA Company, along with the applicable Purchase Orders (solely excluding Purchase Order No. 1, dated as of May 2, 2007 and issued under the 2007 TSA) and as amended by that certain First Amendment to Master Contract for the Sale of Power Generation Equipment and Related Services, dated June 4, 2007, by and between GE and the 2007 TSA Company and as further amended, modified and supplemented from time to time.

“2008 TSA” shall mean the Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of October 17, 2006, by and between GE and the 2008 TSA Company, along with the applicable Purchase Orders and as amended, modified and supplemented from time to time.

“2009 TSA” shall mean the Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of September 27, 2007, by and between GE and the 2009 TSA Company, along with the applicable Purchase Orders and as amended, modified and supplemented from time to time.

“2006 TSA Company” shall mean Noble Environmental Power 2006 Equipment Co., LLC, a Delaware limited liability company.

“2007 TSA Company” shall mean Noble Environmental Power 2007 Equipment Co., LLC, a Delaware limited liability company.

“2008 TSA Company” shall mean Noble Environmental Power 2008 Equipment Co., LLC, a Delaware limited liability company, f/k/a Noble Environmental Power 2008 Equipment Hold Co., LLC.

“2009 TSA Company” shall mean Noble Environmental Power 2009 Equipment Co., LLC, a Delaware limited liability company.

“2009 TSA Company Pledge Agreement” shall mean the Pledge Agreement, dated as of the date hereof, by the Borrower in favor of the lender under the Second Lien Facility.

“60% Advance Rate” shall have the meaning given to such term in the definition of Loan Maximum Outstandings.

“80% Advance Rate” shall have the meaning given to such term in the definition of Loan Maximum Outstandings.

(b)           Certain Rules of Interpretation. In this Note, unless otherwise indicated, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Note; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such agreements or instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Note); and references to Persons include their respective successors and permitted assigns and, in the case of any government authorities, Persons succeeding to their respective functions and capacities.

2.             Loans; Commitments; Interest; Repayment; Prepayment; Change in Circumstances; Yield Protection.

(a)       Loans and Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower in Dollars from time to time during the Availability Period (as requested in the relevant Borrowing Notice), up to twice monthly (or more often with respect to any Loans made under the last sentence of Section 2(b)(ii)), in an aggregate principal amount (including any fees or interest capitalized hereunder) at any one time outstanding not to exceed the aggregate Commitments and, in the case of such Lender, its Proportionate Share of the aggregate Commitments.  Within such limit, the Borrower may from time to time request Loans, prepay Loans in whole or in part pursuant to Section 2(e) and re-borrow Loans under this Section 2(a), all on and subject to the terms and conditions of this Note.  The Obligations with respect to the Loans shall be secured by the Collateral.

(b)       Interest Provisions.

(i)    The Borrower shall pay interest on the unpaid balance of each Loan from the date of the funding of such Loan until the repayment or prepayment thereof, at its option at the following rate per annum (A) with respect to LIBO Rate Loans, the LIBO Rate (as in effect from time to time) plus the Applicable Margin, or (B) with respect to Base Rate Loans, the Base Rate plus the Applicable Margin.  Interest with respect to LIBO Rate Loans shall be payable on the basis of a year of 360 days for the actual number of days elapsed, and interest with respect to Base Rate Loans shall be payable on the basis of a year of 365 days for the actual number of days elapsed.

Following the receipt of notice from the Administrative Agent of the occurrence of an Event of Default and as long as such Event of Default is continuing, the interest payable by the Borrower on all Loans then outstanding will be equal to the interest rate otherwise payable with respect thereto pursuant to the first sentence of this Section 2(b)(i) plus 2.00% per annum.

(ii)   All interest accrued pursuant to Section 2(b)(i) shall be due and payable, subject to Section 2(e), (A) with respect to LIBO Rate Loans: (1) at the end of each LIBO Rate Interest Period, and (2) on the Maturity Date; and (B) with respect to Base Rate Loans: (1) on each Quarterly Date, and (2) on the Maturity Date.  Except as otherwise provided in this Note, the interest accrued pursuant to the immediately preceding sentence may be paid from the proceeds of the Subsequent Loans, and such Subsequent Loans shall be added to the aggregate principal amount of outstanding Loans under this Note; provided, however, that Turbines are included in the Collateral at such time.

(iii)  The Borrower shall have the right, upon delivery of a three (3) Business Days’ written notice thereof to the Administrative Agent, to convert Loans of one Type into Loans of another Type or to continue Loans of the same Type; provided, however, that, to the extent the Borrower converts Loans of one Type into Loans of another Type, the Borrower shall pay any and all interest due in respect of such Loan on the date of conversion; provided, further, however, that upon the occurrence of an Event of Default, the Administrative Agent may (and at the request of the Majority Lenders, shall) suspend the Borrower’s right to borrow any LIBO Rate Loans, to convert any Base Rate Loan into a LIBO Rate Loan and/or to continue any LIBO Rate Loans, and all LIBO Rate Loans then outstanding shall be automatically converted (on the last day of each respective LIBO Rate Interest Period) into Base Rate Loans.

(iv)  The Borrower authorizes the Administrative Agent to record in an account or accounts maintained by the Administrative Agent on its books (i) the interest rates applicable to all Loans and the effective dates of all changes thereto; (ii) the LIBO Rate Interest Period for each Loan that is a LIBO Rate Loan; (iii) the date and amount of each principal and interest payment on each Loan; and (iv) such other information as the Administrative Agent may determine is necessary for the computation of interest payable by the Borrower hereunder consistent with the basis hereof.  The Borrower agrees that all such computations by the Administrative Agent of interest shall be conclusive in the absence of manifest error.  The Administrative Agent shall, at the request of Borrower, deliver to Borrower a statement detailing such computations.  All computations of interest on Loans hereunder shall include the first day but exclude the last day of the period for which such interest is payable and shall be based upon a year of (x) in the case of Base Rate Loans, 365 days and (y) in the case of LIBO Rate Loans, 360 days, in each case for the actual days elapsed.

(c)       Loan Funding.

(i)            To request a Loan, the Borrower shall submit to the Administrative Agent a completed Borrowing Notice and all documents required as conditions precedent pursuant to Section 3(a) or 3(b), as applicable, by 12:00 noon New York time at least (A) with respect to LIBO Rate Loans, at least three (3) Business Days prior to the requested Borrowing Date for such Loan and (B) with respect to Base Rate Loans, at least one (1) Business Day prior to the requested Borrowing Date for such Loan, unless, in each such case, a shorter period is otherwise agreed to by the Administrative Agent and the Lenders.

(ii)           Funding of Loans.  All Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with the borrowing of Loans to be comprised of a Loan by each Lender equal to such Lender’s Proportionate Share of such borrowing.  No later than 11:00 a.m., New York time, on the date of the requested borrowing set forth in a timely delivered Borrowing Notice and subject to the satisfaction or waiver of the conditions precedent set forth in Section 3(a) or 3(b), as applicable, each Lender shall make available the Loans requested in the Borrowing Notice in Dollars and in immediately available funds, by transferring such funds to the account of the Administrative Agent for further distribution by the Administrative Agent to the account or accounts specified by the Borrower in the Borrowing Notice; provided, however, that, if the Collateral Agent does not then have a perfected lien on such account, any and all payments in respect of the Contract Price being funded with the proceeds of the Loans requested under such Borrowing Notice shall be distributed directly to the account of GE specified in such Borrowing Notice.

(d)       Cancellation of Commitments.  The Borrower may cancel part or all of the outstanding Commitments without premium or penalty at any time by giving written notice to the Administrative Agent and at such time the Commitments shall automatically and permanently be reduced by the amount of the requested cancellation.

(e)       Prepayments.

(i)    Optional Prepayments.  The Borrower shall have the right to make optional prepayments of the outstanding principal of the Loans without premium or penalty at any time and in any amount; provided, however, that (A) the Borrower shall give the Administrative Agent notice of such optional prepayment by 12:00 noon New York time on the Business Day prior to the date of such proposed prepayment (which date shall be a Business Day), and (B) the amount of such prepayment shall be in a minimum aggregate amount of $500,000 or such lesser amount of all outstanding Loans; and provided, further, that in the case of any such prepayment of LIBO Rate Loans, the Borrower shall be obligated to pay any and all breakage costs incurred by the Lenders within ten (10) Business Days after receiving a demand therefor from the affected Lender (accompanied by a certificate from such Lender setting forth in reasonable detail such breakage costs) absent manifest error.  Any such prepayment of the Loans shall be accompanied by a payment in respect of capitalized interest and fees, which payment shall be calculated in accordance with the methodology set forth in Annex III.

(ii)       Mandatory Prepayments.  To the extent the Borrower elects its option under Section 7(c)(ii) (or is otherwise required pursuant to the terms of this Agreement) to remove a Turbine Supply Agreement or a Turbine from the Collateral, the Borrower shall, to the extent that outstanding Loans exceed the Loan Maximum Outstandings, repay the outstanding principal of the Loans (including any related capitalized fees or interest) made hereunder in respect of the Contract Price attributable to such Turbine Supply Agreement or Turbine, as applicable, as calculated by the Borrower and confirmed in writing by the Administrative Agent, without premium or penalty; provided, however, (A) the outstanding amount of the Loans following such mandatory prepayment shall be in an aggregate amount equal to or less than the Loan Maximum Outstandings and the remaining unused Commitments available following such mandatory prepayment shall be in an aggregate amount greater than or equal to the Loan Minimum Availability, in each case, as calculated by the Borrower and confirmed in writing by the Administrative Agent; and (B) in the case of any such prepayment of LIBO Rate

Loans, the Borrower shall be obligated to pay any and all breakage costs incurred by the Lenders within ten (10) Business Days after receiving a demand therefor from the affected Lender (accompanied by a certificate from such Lender setting forth in reasonable detail such breakage costs) absent manifest error.  Further, to the extent the Borrower is required to make a mandatory prepayment of Loans required under Section 5(a)(xviii), Section 5(a)(xxiii),  Section 5(a)(xxvi) or Section 5(a)(xxvii), (i) the Borrower shall be obligated to pay any and all breakage costs incurred by the Lenders with respect to a LIBO Rate Loan immediately upon receiving a demand therefor from the affected Lender (accompanied by a certificate from such Lender setting forth in reasonable detail such breakage costs) absent manifest error and (ii) the Borrower shall immediately prepay the outstanding principal of the Loans (including any related capitalized fees or interest) as required pursuant to the terms of such sections.  Any such prepayment of the Loans shall be accompanied by a payment in respect of capitalized interest and fees, which payment shall be calculated in accordance with the methodology set forth in Annex III.

(f)        Repayments.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan, and all other Obligations on the Maturity Date.  Any such prepayment of the Loans shall be accompanied by a payment in respect of capitalized interest and fees, which payment shall be calculated in accordance with the methodology set forth in Annex III.

(g)       Other Payment Terms.

(i)    Borrower shall make all payments due to the Administrative Agent hereunder at its account identified in Annex I from time to time, in lawful money of the United States and in immediately available funds not later than 1:00 p.m., New York time, on the date on which such payment is due.  Any payment made after such time on any day shall be deemed received on the next Business Day after such payment is received.  Upon receipt of any payment hereunder on behalf of any Lender, the Administrative Agent shall remit such payment to such Lender no later than 3:00 p.m., New York time, on the date of receipt if received prior to 1:00 p.m., New York time, on such day, or otherwise on the next Business Day.

(ii)   Unless otherwise specified in this Note, whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall instead be due on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees in respect of the Loans required to be repaid.

(iii)  Except as otherwise provided in this Note, payments made under this Note and the other Basic Documents shall be applied first, to any fees, costs, charges or expenses payable to the Agents hereunder or under the other Basic Documents, second, to any fees, costs, charges or expenses payable to the Lenders hereunder or under the other Basic Documents, third, to any accrued but unpaid interest on the Loans, and fourth, to the outstanding principal of the Loans.

(iv)  Except as otherwise provided herein, (A) each borrowing consisting of Loans shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares and (B) each payment of principal of and interest on Loans and fees payable pursuant to Section 2(h) shall be made or shared among the Lenders holding such Loans pro rata according to the respective unpaid principal amounts of such Loans held by such Lenders.  Not later than 11:00 a.m., New York time, on the date of each borrowing, each Lender shall make available to the

Administrative Agent at its account identified in Annex I from time to time, in immediately available funds and in lawful money of the United States, such Lender’s Proportionate Share of the Loans requested by Borrower pursuant to the relevant Borrowing Notice (subject in each case to the provisions of this Note, including the satisfaction or waiver of the conditions precedent set forth in Section 3(a) and Section 3(b), as applicable).  The failure of any Lender to make its Proportionate Share of the Loans required to be made by it on any Borrowing Date hereunder shall not relieve any other Lender from of its obligation to make its Proportionate Share of Loans required hereunder; provided, however, that neither any non-defaulting Lender nor any Agent shall be responsible for the failure of any defaulting Lender to make any Loan as required hereunder.  To the extent that relevant conditions precedent in Section 3(a) and Section 3(b) have been satisfied or waived, as required, as of the relevant Borrowing Date, the Administrative Agent may assume that each Lender has made its Proportionate Share of Loans available to the Administrative Agent pursuant to this Section 2(g)(iv) and may, in reliance on such assumption (but shall not be required to), make the amount thereof available to Borrower on such borrowing date, and if any Lender has not made its Proportionate Share of Loans available to the Administrative Agent as of such date, such Lender shall forthwith pay to the Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate plus 3% without any right to indemnification from Borrower in respect of such interest.  If such defaulting Lender does not pay such amount within three (3) Business Days after the date of such borrowing, the Administrative Agent may make a demand therefor from Borrower, and Borrower shall, on demand, repay to the Administrative Agent the principal amount of Loans made by the Administrative Agent in lieu of such Lender together with interest accruing thereon in accordance with the relevant Borrowing Notice during the period commencing on the date such Loan was made by the Administrative Agent and ending on the date when the Administrative Agent recovers the principal amount of such Loan and interest accrued thereon from Borrower (and the Borrower shall thereafter be entitled to recover such amount from such defaulting Lender).  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Loans (or interest thereon or fees payable to such Lender pursuant to Section 2(h)) owed to it in excess of its ratable share of payments on account of such Loans (or fees) obtained by all Lenders entitled to such payments, such Lender shall, promptly upon obtaining knowledge of such excess amount or receiving a notice thereof from Administrative Agent, return such excess amount to Administrative Agent who shall allocate such amount among other Lenders in accordance with their Proportionate Shares; provided, however, that Borrower shall have no liability to the Lenders under this Section 2(g) to the extent that Borrower has made all payments to the Administrative Agent required to be made by Borrower hereunder.

(h)   Fees.

(i)    Fee Letter.  On the Closing Date and thereafter, as applicable, the Borrower shall pay (or shall cause the Sponsor to pay) to HSH Nordbank AG, New York Branch the fees set forth in the Fee Letter.  Subject to the other terms and conditions of this Note, the arranger fee, administrative agent and collateral agent fee and the up-front fee, all as described in and required to be paid under and in accordance with the terms of the Fee Letter, may be paid from the proceeds of the Loans, and such amounts shall be added to the aggregate principal amount of outstanding Loans under this Note; provided, however, that Turbines are included in the Collateral at such time.

(ii)     Commitment Fee.  On each Quarterly Date during the Availability Period and on the Maturity Date, the Borrower shall pay to the Administrative Agent for the account of each Lender (pro rata based on such Lender’s Proportionate Share) a commitment fee in arrears for such quarter (or portion thereof) in an aggregate amount equal to the product of 0.75% per annum times (A) the daily average undrawn amount of the Lenders’ Commitments for such quarter (or portion thereof), including the first day of such period but excluding the last day thereof, times (B) a fraction, the numerator of which is the number of days in such quarter (or portion thereof), including the first day of such quarter but excluding the last day thereof, and the denominator of which is 365.  Except as otherwise provided in this Note, the commitment fees accrued pursuant to this Section 2(h)(ii) may be paid from the proceeds of the Loans, and such amounts shall be added to the aggregate principal amount of outstanding Loans under this Note; provided, however, that Turbines are included in the Collateral at such time.

(i)    Yield Protection.

(i)            If, on or before the first day of any LIBO Rate Interest Period for any LIBO Rate Loan, the Administrative Agent determines that (A) the LIBO Rate for such LIBO Rate Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in, or other circumstances affecting, the London interbank market, (B) the Majority Lenders shall advise the Administrative Agent that as a result of events or circumstances affecting generally all similarly situated financial institutions in the markets in which the Majority Lenders operate the rates of interest for such Loans do not adequately and fairly reflect the cost of making or maintaining the Loans to the Lenders, or (C) deposits in Dollars in the London interbank market are not available to such Lenders in the ordinary course of business in sufficient amounts to make such LIBO Rate Loans, then, upon the delivery of a written notice describing such conditions to the Borrower, the Borrower shall convert such Loans to Base Rate Loans on the last day of the then current LIBO Rate Interest Period.

(ii)           If, after the date that a Lender becomes party to this Note, the adoption or change in any applicable law or a change in the application or requirements thereof (whether such change occurs in accordance with the terms of such applicable law or as a result of an amendment) makes it illegal or unlawful for such Lender to make or maintain any LIBO Rate Loan, then, upon the delivery of a written notice describing such conditions to the Borrower by the Administrative Agent, (A) the Borrower’s right to request, and such Lender’s obligation to make, any LIBO Loans shall be suspended for as long as such condition remains in effect, and (B) in the event the Administrative Agent on behalf of such Lender notifies the Borrower that such Lender may not lawfully continue to fund and maintain such LIBO Loans, the Borrower shall, at the request of the Administrative Agent, at the end of the then current LIBO Rate Interest Period, convert such Loans into Base Rate Loans.

(iii)          If, after the date that a Lender becomes party to this Note, any change in laws applicable to such Lender (A) subjects such Lender to any tax, duty or other similar charges with respect to Loans or changes the basis of taxation with respect to repayment of the Loans (other than franchise taxes, minimum taxes, any branch profit taxes imposed by the United States or any other jurisdiction, taxes, duties or other charges or changes in the basis of taxation on the overall income of such Lender and excluding any taxes covered by Section 8(b)), (B) imposes any additional reserve, special deposit or other similar requirements for reserves held by such Lender with respect to the Loans (without duplication of any requirement under

Section 2(i)(iii)(C)), (C) affects the amount of capital required to be maintained by such Lender with respect to the Loans or Commitments, or (D) otherwise increases the cost to such Lender of making, renewing and maintaining any Loan or any Commitments, then the Borrower shall, from time to time, upon demand of the Administrative Agent (accompanied by a certificate from the affected Lender setting forth in reasonable detail the incurred costs), absent manifest error, pay to such Lender additional amounts sufficient to reimburse or compensate such Lender for such additional costs.

(iv)          Should any Lender fail to make a Loan due to an event occurring under this Section 2(i) or be unable to make Loans bearing interest at the LIBO Rate due to an event occurring under this Section 2(i) or claim increased costs under this Section 2(i) (any such Lender, a “Substitutable Lender”), the Administrative Agent shall (a) in its sole discretion fund the Loan on behalf of the Substitutable Lender or (b) cooperate with Borrower, the other Agents or any other Lender to find another Person that shall be acceptable to the Borrower and the Administrative Agent and that shall be willing to assume the Substitutable Lender’s obligations under this Note (including the obligation to make the Loan which the Substitutable Lender failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan).  Subject to the provisions of the next following sentence, such Person shall be substituted for the Substitutable Lender hereunder upon execution and delivery to the Administrative Agent of an agreement acceptable to the Borrower and the Administrative Agent by such Person assuming the Substitutable Lender’s obligations under this Note, and all principal, interest and fees which would otherwise have been payable to the Substitutable Lender shall thereafter be payable to such Person.  Nothing in (and no action taken pursuant to) this Section 2(i)(iv) shall relieve the Substitutable Lender from any liability it might have to Borrower, to the Administrative Agent or to the other Lenders as a result of its failure to make such Loan.

(j)                Interest Rate Protection.  The Borrower may enter into one or more interest rate swap agreements on terms and conditions satisfactory to the Administrative Agent and the Majority Lenders (collectively, the “Interest Rate Agreements”) with one or more institutions that are Lenders or Affiliates of Lenders as of the date such Interest Rate Agreement is entered into with respect to all or any portion of the aggregate principal amount of the Loans outstanding hereunder from time to time, on the terms and subject to the conditions agreed by and between the relevant counterparty, the Borrower and the Administrative Agent. The obligations of Borrower under each Interest Rate Agreement shall be secured by the Collateral Documents and shall rank pari passu with the Obligations of Borrower under the other Basic Documents.

3.             Conditions Precedent.

(a)           Initial Loans on the Closing Date.

The obligation of the Lenders to make the initial Loans to the Borrower on the Closing Date is subject to the satisfaction by the Borrower, or waiver by the Lenders, of each of the following conditions precedent on or before the Closing Date, in the case of any documents or certificates described below, in form and substance satisfactory to the Agents and the Lenders; provided, however, that the initial Loan requested hereunder by the Borrower related to the payment of any costs under the 2009 TSA shall be subject to the prior satisfaction by the Borrower of the conditions precedent set forth in Section 3(b)(x):

(i)            receipt by the Administrative Agent of this Note, which shall be duly authorized, executed and delivered by the Borrower;

(ii)           receipt by the Administrative Agent of a Borrowing Notice with respect to the initial Loans duly executed and delivered by the Borrower;

(iii)          receipt by the Administrative Agent of a certificate signed by an authorized officer of the Borrower attaching its certificate of formation, other organizational documents, incumbency certificate and good standing certificates, each as in effect on the Closing Date, and resolutions regarding the authorization, execution and delivery of each Basic Document to which it is a party;

(iv)          receipt by the Administrative Agent of certificates signed by authorized officers of each of Holdco, Sponsor, each TSA Company, and each relevant owner of each Qualified Project Company (if any) in existence as of the Closing Date, attaching the certificates of formation, other organizational documents, good standing certificates and incumbency certificates of each such Person, each as in effect on the Closing Date, and resolutions regarding the authorization, execution and delivery of each Basic Document to which such Person is a party;

(v)           receipt by the Administrative Agent of (A) the Borrower Security Agreement, the Holdco Pledge Agreement, each TSA Company Security Agreement, each Project Pledge Agreement, the Intercreditor Agreement, the Account Control Agreement and the Consents fully executed by all of the Persons party thereto, and (B) executed copies of each Turbine Supply Agreement (including the 2009 TSA), certified by the Borrower as true, correct and complete and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(vi)          each Basic Document and each Turbine Supply Agreement delivered pursuant to Section 3(a)(v) to which such Person is a party shall be in full force and effect and shall constitute a legally valid and binding obligation of the Borrower, Holdco, the Sponsor, each TSA Company and each relevant owner of a Relevant Qualified Project Company, enforceable against such Person in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and the application of general principles of equity;

(vii)         receipt by the Administrative Agent of the following opinions of counsel:  (A) in-house opinion for Holdco, the Borrower, each TSA Company, and each relevant owner of each Relevant Qualified Project Company (if any) with respect to the existence, due authorization and absence of conflicts; (B) the opinion of Latham & Watkins LLP, special counsel for the Borrower, Holdco, each TSA Company and each relevant owner of each Relevant Qualified Project Company with respect to the enforceability of the Basic Documents against each such Persons; and (C) the opinion of in-house counsel for GE, regarding each Turbine Supply Agreement and the related Consent and addressing such matters as the Administrative Agent may request;

(viii)        receipt by the Administrative Agent of the most recently available audited and unaudited financial statements (to include a balance sheet and an income and expense statement) of the Borrower and the Sponsor dated as of August 31, 2007 and August 31, 2007, respectively, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and certified by an authorized officer of the Borrower that such financial statements fairly present, in all material respects, the financial position of the Borrower and the Sponsor as at the date thereof;

(ix)           no Material Adverse Effect shall have occurred and be continuing since the date of this Note;

(x)            each representation and warranty set forth in Section 4 shall be true and correct in all material respects as of the Closing Date (or if such representation and warranty relates solely to an earlier date, as of such date);

(xi)           no Event of Default or Inchoate Default shall have occurred and be continuing as of the Closing Date;

(xii)          (A) the fees described in Section 2(h)(i) that are due and payable on the Closing Date shall have been paid to HSH Nordbank AG, New York Branch on or prior to the Closing Date, in full, in immediately available funds and (B) the fees described in Section 2(h)(ii) that are due and payable on the Closing Date shall have been paid on or prior to the Closing Date, in full, in immediately available funds (it being acknowledged and agreed that such amounts under this clause (xii) are to be paid with the proceeds of Loans to be made on the Closing Date and shall be allocated for purposes of repayment of capitalized interest and fees, to the Turbines in accordance with the methodology as set forth in Annex III);

(xiii)         the Agents and the Lenders shall have been reimbursed for the reasonable out-of-pocket costs, expenses and charges as set forth in Section 8(a);

(xiv)        receipt by the Administrative Agent of a report by the Independent Engineer containing a third-party market valuation study with respect to the Turbines, assessing the wind turbine market and providing a technical review of the Turbines purchased or to be purchased under the Turbine Supply Agreements, the form and substance of which shall be satisfactory to the Administrative Agents and the Lenders;

(xv)         receipt by the Administrative Agent of evidence reasonably satisfactory to it that all financing statements necessary to be filed in accordance with the relevant Collateral Documents with respect to the Borrower, Holdco, each TSA Company and each relevant owner of each Relevant Qualified Project Company (if any) have been filed or will be filed in connection with the funding of the Loans;

(xvi)        the Borrower shall have delivered to the Collateral Agent the original certificates, duly endorsed in blank, representing the Pledged Equity Interests with respect to the Borrower, each TSA Company and each Relevant Qualified Project Company (if any);

(xvii)       the liens of the Collateral Documents shall have attached and shall constitute valid and enforceable first-priority liens on the Collateral (subject to Permitted Liens);

(xviii)      the Administrative Agent shall have received UCC search reports of a recent date before the Closing Date, satisfactory to it, for each of the jurisdictions in which the UCC-1 financing statements are intended to be filed in respect of the Collateral.  The Administrative Agent shall have received litigation and docket search reports of a recent date before the Closing Date, satisfactory to the Administrative Agent and the Lenders, for each of the jurisdictions in which Borrower, Holdco, each TSA Company and the owners of each Relevant Qualified Project Company (if any) have a main place of business;

(xix)         insurance complying with the requirements of Section 5(xix) shall be in full force and effect and the Administrative Agent shall have received certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer), in form and substance satisfactory to the Administrative Agent and the Lenders;

(xx)          delivery to the Administrative Agent of the Insurance Consultant’s certificate and the Insurance Consultant’s report to the effect that all required insurance policies are in full force and effect, are not subject to cancellation without thirty (30) days’ prior notice and otherwise conform with the requirements set forth in this Note and the Turbine Supply Agreements;

(xxi) delivery to the Administrative Agent of all information of the Borrower, Holdco, the TSA Companies and the Qualified Project Companies requested by the Lenders for the Lenders to comply with the requirements of the Patriot Act;

(xxii)        [Intentionally Omitted];

(xxiii)       Delivery of satisfactory evidence to the Administrative Agent that Holdco has contributed proceeds in an amount not less than $220,000,000 to the Borrower and/or applied such amount to the prepayment of Existing Turbine Supply Loans;

(xxiv)       the proposed amount of the initial Loan shall not exceed the Loan Maximum Outstandings as of the Closing Date;

(xxv)        the remaining Commitments available after the funding of the initial Loan shall be at least equal to the Loan Minimum Availability as of the Closing Date; and

(xxvi)       delivery of satisfactory evidence to the Administrative Agent that the Borrower has made its Required Turbine Equity Payment to GE with respect to each Turbine for which a Loan has been requested on the Closing Date;

(b)           Subsequent Loans.  After the occurrence of the Closing Date, the obligation of the Lenders to make subsequent Loans to the Borrower (each such Loan, a “Subsequent Loan”) is subject to the satisfaction by the Borrower, or waiver by the Majority Lenders, of each of the following conditions precedent on or before the relevant Borrowing Date:

(i)            receipt by the Administrative Agent of a Borrowing Notice with respect to such Subsequent Loan;

(ii)           each representation and warranty set forth in Section 4 and in each Collateral Document shall be true and correct in all material respects as if made on the Borrowing Date requested for such Subsequent Loan (or of such representation or warranty relates solely to an earlier date, as of such date);

(iii)          each Basic Document and each Turbine Supply Agreement delivered pursuant to Sections 3(a)(v) or 3(b)(vix), as applicable, to which such Person is a party shall be in full force and effect and shall constitute a legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and the application of general principles of equity;

(iv)          no Event of Default or Inchoate Default shall have occurred and be continuing;

(v)           no Material Adverse Effect shall have occurred and be continuing since the date of this Note;

(vi)          delivery of satisfactory evidence to the Administrative Agent that Holdco has funded its Required Equity Portion (as then in effect) and that the Borrower has used or will use the proceeds of the Required Equity Portion in compliance with Section 5(a)(xxi);

(vii)         the proposed amount of the Subsequent Loan shall not exceed the Loan Maximum Outstandings as of the Borrowing Date requested for such Subsequent Loan;

(viii)        the remaining Commitments available after the funding of the requested Subsequent Loan shall be at least equal to the Loan Minimum Availability as of the Borrowing Date for such Subsequent Loan;

(ix)           with respect to each initial Loan being requested hereunder under the 60% Advance Rate, delivery of an appraisal in respect of the Turbines being allocated to such Loan performed pursuant to the Appraisal Procedure (it being acknowledged and agreed that no adjustment shall be made to the Contract Price for purposes of calculating the Loan Maximum Outstandings unless the results of such appraisal indicate that the value of such Turbines has decreased by more than 3.0% from the Contract Price allocated to such Turbines);

(x)            the following conditions shall be satisfied prior to an initial Loan being funded under this Section 3(b) in respect of the 2009 TSA (or under any Purchase Order issued thereunder) and shall be, in the case of any documents or certificates described below, in form and substance satisfactory to the Administrative Agent:

(A)    receipt by the Administrative Agent of a certificate signed by an authorized officer of the 2009 TSA Company, attaching its certificate of formation, other organizational documents, good standing certificate and incumbency certificate, each as in effect on the date of such requested initial Loan, resolutions regarding the authorization, execution and delivery of each Basic Document to which the 2009 TSA Company is a party and certifying that no entity other than a Holdco Secured Party has previously been granted any security interest in the Collateral related to the 2009 TSA Company and the 2009 TSA;

(B)    receipt by the Administrative Agent of the TSA Company Security Agreement, the relevant Consent and an amendment to the Borrower Security Agreement, if necessary, in each case, related to the 2009 TSA and the 2009 TSA Company, fully executed by all of the Persons party thereto;

(C)    receipt by the Administrative Agent of an executed copy of any amendments, modifications or waivers to the 2009 TSA entered into after the Closing Date, certified by the Borrower as true, correct and complete and, solely in the case of any material amendments, modifications or waivers, in form and substance reasonably satisfactory to the Majority Lenders;

(D)    receipt by the Administrative Agent of the following opinions of counsel:  (1) in-house opinion for the 2009 TSA Company with respect to the existence, due authorization and absence of conflicts of the 2009 TSA Company; and (2) the opinion of Latham & Watkins LLP, special counsel for the 2009 TSA Company with respect to the enforceability of the Basic Documents against the 2009 TSA Company;

(E)     receipt by the Administrative Agent of evidence reasonably satisfactory to it that all financing statements necessary to be filed in accordance with the relevant Collateral Documents with respect to the 2009 TSA and the 2009 TSA Company have been filed or will be filed in connection with the funding of such requested initial Loan;

(F)     the Administrative Agent shall have received UCC search reports of a recent date before the Closing Date, satisfactory to it, for each of the jurisdictions in which the UCC-1 financing statements are intended to be filed in respect of the Collateral related to the 2009 TSA and the 2009 TSA Company.  The Administrative Agent shall have received litigation and docket search reports of a recent date before the Closing Date, satisfactory to the Administrative Agent and the Lenders, for each of the jurisdictions in which the 2009 TSA Company and each relevant owner of the related Qualified Project Company (if any) have a main place of business;

(G)    the Borrower shall have delivered to the Collateral Agent the original certificates, duly endorsed in blank, representing the Pledged Equity Interests with respect to the 2009 TSA Company;

(H)    delivery of satisfactory evidence to the Administrative Agent that that the Borrower has made its Required Turbine Equity Payment to GE with respect to the Turbines for which this initial draw relates;

(I)      the liens of the Collateral Documents related to the 2009 TSA and the 2009 TSA Company shall have attached and shall constitute valid and enforceable first-priority liens on the Collateral (subject to Permitted Liens, excluding, solely for purposes of priority, the liens set forth in clause (e) of the definition of Permitted Liens);

(xi)                   to the extent not previously delivered, delivery of satisfactory evidence to the Administrative Agent that the Borrower has made its Required Turbine Equity Payment to GE with respect to each Turbine for which a Subsequent Loan has been requested after the Closing Date; and

(xii)                  if any portion of such Subsequent Loan is to be applied to the payment of amounts owing under the 2009 TSA, unless the then-current PTC Expiration Date shall have been extended beyond December 31, 2009 (with tax benefits similar to or better than the PTCs applicable under the current December 31, 2008 PTC expiration date), the aggregate principal amount of Loans advanced for purposes of such payments under the 2009 TSA shall not exceed $150,000,000, after giving effect to such Subsequent Loan (provided that the foregoing limitation shall not be considered for purposes of determining the Borrower’s compliance with its obligations hereunder with respect to the Loan Minimum Availability).

4.             Representations.

(a)           The Borrower represents and warrants to the Agents and Lenders as of the date hereof, the Closing Date and each Borrowing Date that:

(i)            It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to carry on its business as now conducted.  It has all requisite limited liability company power and authority to (A) execute and deliver each Basic Document and each Turbine Supply Agreement to which it is a party; (B) grant to the Lender a first-priority security interest in the Collateral subject to the Collateral Documents (subject to Permitted Liens) to which it is a party; and (C) perform all of its obligations under each Basic Document and each Turbine Supply Agreement to which it is a party.

(ii)           The execution and delivery by the Borrower of each Basic Document and of each Turbine Supply Agreement to which it is a party and the performance by it of all of its obligations hereunder and thereunder:  (A) will not violate, be in conflict or inconsistent with, result in a breach of, or constitute a default (with or without the giving of notice or the passage of time or both) under, any term or provision of any document, agreement or instrument to which the Borrower is a party such that there could reasonably be expected to be a Material Adverse Effect; (B) will not violate, be in conflict or inconsistent with, result in a breach of, or constitute a default (with or without the giving of notice or the passage of time or both) under, any term or provision of any organizational document, of the Borrower; (C) to the knowledge of the Borrower, will not violate any Governmental Rule applicable to or binding on the Borrower or any of its properties; and (D) except as specifically contemplated by the Basic Documents or the Turbine Supply Agreements, will not result in the creation or imposition of any lien upon any of the assets and properties of the Borrower.

(iii)          Each of the Basic Documents and the Turbine Supply Agreements to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms and provisions, except as such enforceability may be affected by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally and the application of general principles of equity. Each such Basic Document and Turbine Supply Agreement has been duly authorized, executed and delivered by the Borrower.

(iv)          The Borrower has filed, or has caused to be filed on behalf of itself, all federal, state and local tax returns that it is required to file, and has paid, or has caused to be paid, all material taxes that it is required to pay to the extent due or, to the extent not so paid, has established adequate reserves for the payment thereof as required by GAAP.

(v)           Neither the Borrower nor any TSA Company is subject to, or is exempt from, regulation as a “holding company” or as a “subsidiary company” of a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA”), except with respect to regulation under Section 1265 of PUHCA.

(vi)             The Borrower has not engaged in any business other than the purchasing, transporting, financing and/or ownership of turbines to be utilized in the development, construction and operation of wind energy generation projects (and business reasonably incidental thereto).  The Borrower is not a general partner or a limited partner in any general or limited partnership, a joint venturer in any joint venture or a member in any limited liability company, other than the Borrower being the sole member of each TSA Company.

(vii)            The Borrower or the applicable TSA Company has good title to, or the right to acquire title to, the Turbines, in each case free and clear of all liens other than Permitted Liens.  The rights, title and interest of the Borrower and each TSA Company under the Turbine Supply Agreements to which such Person is a party are free and clear of all liens other than Permitted Liens.

(viii)           The Borrower is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

(ix)             The financial statements of each of the Borrower and the Sponsor delivered pursuant to Section 5(a)(viii) fairly present, in all material respects, its respective financial position, as of the date thereof.

(x)              The Borrower is in compliance with all applicable Governmental Rules applicable to it, except to the extent there could not reasonably be expected to have a Material Adverse Effect.

(xi)             Neither the Borrower nor any TSA Company is in violation of any environmental law with respect to the relevant proposed project site for which the Turbines may be delivered or has any liability under applicable environmental law with respect to such relevant project site that could reasonably be expected to have a Material Adverse Effect.  There are no claims or investigations pending, or to the Borrower’s knowledge, threatened by any Governmental Authority of or against the Borrower and/or any TSA Company under any applicable environmental law that could reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, none of the Borrower and/or any TSA Company or any subcontractor of any such Person has used, released, discharged, generated, manufactured, stored or disposed of any hazardous substances in, on or under the relevant proposed project site for which the Turbines may be delivered that that could reasonably be expected to have a Material Adverse Effect.

(xii)            Neither the Borrower nor any TSA Company is subject to regulation under the Employee Retirement Income Security Act of 1974, as amended.

(xiii)           No Event of Default or Inchoate Default has occurred and is continuing.  Neither the Borrower nor any TSA Company is in default under any provision of the Turbine Supply Agreement that could reasonably be expected to have a Material Adverse Effect.

(xiv)           Each lien created and perfected under the Collateral Documents in favor of the Collateral Agent, on behalf of the Lenders, is and has been perfected as of each date this representation is made or deemed made and shall constitute a valid and enforceable first-priority lien on the Collateral that is subject to such lien (subject to Permitted Liens).  All filings and recordings, re-filings or re-recordings necessary to perfect and maintain the perfection and priority of the interest, title or liens of the Collateral Agent (acting on behalf of the Lenders), subject to Permitted Liens, have been made as required by the Basic Documents.

(xv)            There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any TSA Company or any Relevant Qualified Project Company that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(xvi)           Each of the Borrower and each TSA Company is in material compliance with all material Governmental Rules applicable to it, except to the extent the failure to comply with such Governmental Rule could not reasonably be expected to have a Material Adverse Effect.

(xvii)          All policies of insurance required to be obtained by the Borrower or any TSA Company under the Basic Documents and the Turbine Supply Agreements have been obtained and are in full force and effect; all premiums due thereon have been paid and, except with respect to policies that have been replaced with other policies in compliance with this Note, no notice from any insurer or its representative as to any cancellation or reduction or other change in coverage has been received by the Borrower or any TSA Company.

(xviii)         All issued and outstanding ownership interests in the Borrower are directly owned by Holdco.  All issued and outstanding ownership interests in each TSA Company are directly owned by the Borrower.  At least 80% of the issued and outstanding ownership and economic interests in each Relevant Qualified Project Company are indirectly owned by the Sponsor; provided, however, that 100% of the issued and outstanding ownership interests in each Relevant Qualified Project Company have been pledged to the Collateral Agent pursuant to a Project Pledge Agreement.

(xix)            Neither the Borrower nor any TSA Company has conducted any business other than the business contemplated by the Basic Documents and the Turbine Supply Agreements, they have no outstanding Debt or other material liabilities other than pursuant to or allowed by the Basic Documents and the Turbine Supply Agreements, and they are not a party to or bound by any material contract other than the Basic Documents and the Turbine Supply Agreements.

(xx)             The representations and warranties of the Borrower and each TSA Company contained in the Basic Documents and the Turbine Supply Agreements to which each such Person is a party other than this Note are, as of the time made or deemed made thereunder, true and correct.

(xxi)            Neither Borrower, nor, to the Borrower’s knowledge, any Person holding any legal or beneficial interest whatsoever in Borrower (whether directly or indirectly) (a) appear on the OFAC SDN List; (b) are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC SDN List; or (c) have conducted business with or engaged in any transaction with any Person named on any of the OFAC SDN List or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC SDN List.

(xxii)           Neither this Note, any other Basic Document, nor any certificate furnished to the Administrative Agent, by or, to the knowledge of the Borrower, on behalf of Borrower in connection with the transactions contemplated by this Note, the other Basic Documents or the Turbine Supply Agreements, taking into account all other documentation furnished to the Administrative Agent, the Independent Engineer or the Insurance Consultant on or prior to the Closing Date or a Borrowing Date, as applicable, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the time signed or delivered; provided, however, that no representation or warranty is made with respect to any projections or other forward looking statements provided by or on behalf of Borrower.

(xxiii)          All Qualified Project Company Permitted Debt, if any, has been entered into pursuant to a commercial arms’-length transaction and is being used by the applicable Qualified Project Company in a commercially reasonable manner to further develop the applicable Qualified Project.

5.             Covenants.

(a)       The Borrower hereby covenants and agrees that, as long as any Commitments or Loans remain outstanding, it shall comply with each of the following:

(i)    Use of Loan Proceeds.  The Borrower shall not, and shall not allow any TSA Company or any Relevant Qualified Project Company to, use the proceeds of the Loans for any purpose other than (A) for the funding of the payments due and payable under the Turbine Supply Agreements (including any increase in the Contract Price of a Turbine Supply Agreement in connection with any TSA Options Approval) to GE in accordance with the relevant Turbine Supply Agreement payment schedule; provided that any such Turbine Supply Agreement or related Turbines in respect of the portion of the Contract Price for which a Loan is requested (i) has not been removed pursuant to the terms of Section 5(a)(xxiii) or (ii) is not subject to Section 5(a)(xxiii)(B); (B) to the extent that the Required Equity Portion advanced by Holdco pursuant to the terms of this Note exceeds the then applicable minimum Required Equity Portion at the time of such requested Loan, the proceeds of such requested Loan may be used to reimburse Holdco up to the applicable excess; (C) to repay principal amounts owed by the Sponsor, the 2006 TSA Company and/or the 2007 TSA Company, as applicable, to the lenders under the Existing Turbine Supply Loans; (D) to reimburse the Sponsor, the Borrower or any TSA Company for amounts previously funded under a Turbine Supply Agreement by such Person to GE prior to the Closing Date and (E) for the payment of fees and interest due and payable under this Note and the arranger fee, administrative agent and collateral agent fee and the up-front fee due and payable in accordance with the Fee Letter from time to time.

(ii)   Notices and Deliveries.  The Borrower shall promptly, upon acquiring notice or giving notice, as the case may be give written notice (and deliver the documents or reports, as applicable, that are the subject of such notices) to the Administrative Agent of:

(A)          Any litigation or proceeding pending or, to the knowledge of Borrower, threatened against the Borrower, any TSA Company or any Relevant Qualified Project Company if such litigation or proceeding could reasonably be expected to have a Material Adverse Effect;

(B)           Any notice of a material violation of any Governmental Rule issued by any Governmental Authority to the Borrower, any TSA Company or any Relevant Qualified Project Company for which Loans have been made;

(C)           Any Event of Default or any Inchoate Default;

(D)          Any casualty, damage or loss, whether or not insured, to the Turbines through fire, theft, other hazard or casualty, if such casualty, damage or loss could reasonably be expected to have a Material Adverse Effect; and

(E)           Any notice of default or claim of force majeure under any Turbine Supply Agreement, if such default or claim could reasonably be expected to have a Material Adverse Effect.

(iii)          Amendments, Waivers, Etc.  The Borrower shall provide the Administrative Agent promptly after execution thereof by the Borrower or any TSA Company (but no later than within thirty (30) days after such execution), as applicable, with copies of any amendment or other modification or waiver of compliance with any Turbine Supply Agreement.

(iv)          Compliance with Governmental Rules and Permits. The Borrower shall, and shall cause each TSA Company and each Relevant Qualified Project Company, to comply with (A) all Governmental Rules, including all environmental laws, applicable to the Borrower, each TSA Company or each Relevant Qualified Project Company, and (B) all Permits applicable to the Borrower, each TSA Company or each Relevant Qualified Project Company, unless, in any case, (A) or (B), the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Qualified Project Company shall obtain and maintain each Permit reasonably necessary for the related Qualifying Project, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v)           Existence; Conduct of Business.  Except as otherwise expressly permitted under this Note or the other Basic Documents, the Borrower shall (A) maintain and preserve its existence as a Delaware limited liability company and shall cause each TSA Company and each Relevant Qualified Project Company to maintain and preserve its existence as a limited liability company in the jurisdiction of its organization; and (B) engage only in the business of the purchasing, transporting, financing and/or ownership of turbines to be utilized in the development, construction and operation of wind energy generation projects (and business reasonably incidental thereto), and cause each Relevant Qualified Project Company to engage only in the business of the development, financing and/or ownership of the relevant Qualified Project (and business reasonably incidental thereto).

(vi)          Performance of Turbine Supply Agreements.  So long as a Turbine Supply Agreement is included in the Collateral, the Borrower shall (i) perform, and shall cause the relevant TSA Company to perform, all of its respective material contractual obligations under such Turbine Supply Agreement and (ii) maintain and preserve (and cause such TSA Company to maintain and preserve)  all of such Person’s material rights under such Turbine Supply Agreement.  The Borrower shall cause each Relevant Qualified Project Company to pay and perform all of its respective material contractual obligations, in each case, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(vii)         Books, Records, Access.  The Borrower shall keep and maintain the books of account and the financial records for itself and each TSA Company at its address identified on the signature pages to this Note in accordance with GAAP. The Administrative Agent shall have the right, on reasonable advance notice to the Borrower and at reasonable times during the Borrower’s usual business hours, to audit, examine and make copies of the books of account and other records of the Borrower and each TSA Company as applicable, and to discuss the financial condition and business of the Borrower or such other Person with its respective authorized representatives.  The Administrative Agent may exercise such rights through any employee of the Administrative Agent or through any independent public accountant, legal counsel, the Independent Engineer or any other consultant acting on behalf of the Administrative Agent; provided, that such Persons shall agree and comply with the confidentiality obligations set forth in Section 13(j).

(viii)        Financial Statements.

(i)      As soon as available and in any event within forty-five (45) days after the end of each quarterly fiscal period of each fiscal year of the Borrower and the Sponsor (except, solely in respect of the Sponsor, for the fourth fiscal quarter of such fiscal year), the Borrower shall deliver to the Administrative Agent unaudited statements of income, members’ equity and cash flows of the Borrower and the Sponsor for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheet as at the end of each such period, setting forth (to the extent applicable) in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of an authorized officer of the Borrower, which certificate shall state that such financial statements fairly present in all material respects the financial condition and (to the extent applicable) results of operations of the Borrower in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(ii)     As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Sponsor, the Borrower shall deliver to the Administrative Agent audited statements of income, members’ equity and cash flows of the Sponsor for such year and the related balance sheet as at of the end of such year, setting forth in each case (to the extent applicable) in comparative form the corresponding figures for the preceding fiscal year, accompanied by an opinion of independent certified public accountants of recognized standing, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Sponsor, as at the end of, and for, such fiscal year in accordance with GAAP (subject to normal year-end audit adjustments).

(ix)           Taxes. The Borrower shall pay, and shall cause each TSA Company and each Relevant Qualified Project Company to pay, all taxes that such Person is required to pay to the extent due; provided, however, that the Borrower, each TSA Company or each Relevant Qualified Project Company, as applicable, shall not be obligated to pay such taxes to the extent any of them is contesting the validity or amount of any such tax by appropriate proceedings as long as such Person has established adequate reserves for the payment thereof as and to the extent required by GAAP.

(x)            Limitations on Debt. The Borrower shall not incur (or permit any TSA Company to incur) any Debt except for Permitted Debt.  The Borrower shall not permit any Relevant Qualified Project Company to incur any Debt except for Qualified Project Company Permitted Debt.

(xi)           Limitations on Liens.  The Borrower shall not incur, create or suffer to exist (or permit any TSA Company to create, assume or suffer to exist) any lien or other encumbrance on the Turbines or the Turbine Supply Agreements, except for Permitted Liens.  The Borrower shall not permit any Relevant Qualified Project Company to incur, create or suffer to exist any lien or other encumbrance on the applicable Qualified Project, except for Qualified Project Company Permitted Liens.

(xii)          Sale or Lease of Certain Assets.  Except as provided in this Note (including Section 7(c)) or the other Basic Documents, the Borrower shall not sell, lease, assign, transfer or otherwise dispose of (or permit any TSA Company to sell, lease, assign or dispose of) any Turbines or any of its rights or interests in or under any Turbine Supply Agreement to any Person other than the Borrower or a TSA Company.  In respect of the Collateral at any time, the Borrower will not, and will not allow any TSA Company to, assign any part of the Collateral to a Qualified Project Company unless such assignment or transfer is in accordance with terms governing the replacement of the Collateral described in Section 7(c), a prepayment of the Loans as contemplated by Section 7(c)(ii) and Section 2(e)(ii) or otherwise, with the prior written consent of the Majority Lenders.

(xiii)         Distributions.  The Borrower shall not make or declare any distribution (in cash, property or obligation) on, or make any other payment on account of, any equity interest in the Borrower unless (A) and to the extent that, after giving effect to such distributions the Required Equity Portion will continue to be funded as required by this Agreement and (B) no Event of Default has occurred and is continuing.  The Borrower will cause each TSA Company to make distributions as necessary for the Borrower to meet its obligations under this Agreement.  Notwithstanding the foregoing, the Borrower shall be permitted to distribute the proceeds of Loans and the Required Equity Portion to Holdco or the Sponsor as may be necessary for purposes of repaying the Existing Turbine Supply Loans on the Closing Date.

(xiv)        Name and Location; Fiscal Year.  The Borrower shall not (A) (nor shall it permit any TSA Company or any Relevant Qualified Project Company to) change its name, its limited liability company structure or its jurisdiction of organization without the Majority Lender’s prior written consent, such consent not to be unreasonably withheld or delayed or (B) change its fiscal year without the Majority Lender’s prior written consent, such consent not to be unreasonably withheld or delayed.

(xv)         Dissolution.  Except as otherwise provided in Section 5(a)(xii), the Borrower shall not liquidate or dissolve (or permit any TSA Company to liquidate or dissolve) or combine, merge or consolidate (or permit any TSA Company to combine, merge or consolidate) with or into any other entity, in the case of any TSA Company, unless the Turbine Supply Agreement to which such TSA Company is a party has been removed in accordance with Section 7(c).

(xvi)        Transfer of Interests.  The Borrower shall not cause, make, suffer to exist, permit or consent to any creation, sale, assignment or transfer of (A) any direct or indirect ownership interests of Holdco in the Borrower;  or (B) any direct or indirect ownership interests of the Borrower in any TSA Company, except, in each case, (A) and (B), with the Majority Lenders prior written consent (which consent shall not be unreasonably withheld or delayed; provided, however, that, solely with respect to the assignment or transfer set forth in sub-clause (A) above, no consent of the Majority Lenders shall be required if (Y) Holdco is transferring 25% or less of its ownership interests in the Borrower and (Z) the transferee shall enter into a pledge agreement, substantially similar to the Holdco Pledge Agreement, and such other documents as the Collateral Agent determines are reasonably necessary to enable the Lenders to maintain their first priority perfected lien on the Pledged Equity Interests; provided, further, however, that irrespective of any transfer allowed pursuant to this Section 5(a)(xvi), Holdco shall be required to comply with its obligations set forth in Section 5(a)(xxi).

(xvii)       Amendments.  The Borrower shall not (nor shall it allow any TSA Company to) cause, consent to, or permit, any amendment or other modification of, or waiver of compliance with, any material terms or conditions of any Turbine Supply Agreement without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed).

(xviii)      Qualified Project Status.  The Borrower shall, promptly upon obtaining knowledge or notice thereof, but in no event later than five (5) Business Days, provide the Administrative Agent with written notice of any delay in (or the occurrence of any other event with respect to) a Qualified Project to the extent such Qualified Project could no longer reasonably be expected to complete construction at least sixty (60) days prior to the PTC Expiration Date applicable to such Qualified Project.  Additionally, the Borrower shall, promptly, but in no event later than ten (10) Business Days, respond to inquiries by the Administrative Agent as to the status of the development and construction schedule (including any potential delays) of each Qualified Project.  If the Administrative Agent is notified pursuant to this Section 5(a)(xviii), or otherwise reasonably determines based on consultation with the Independent Engineer, that any Qualified Project could no longer reasonably be expected to achieve construction completion sixty (60) days prior to the PTC Expiration Date applicable to such Qualified Project, such project will immediately cease to be a “Qualified Project” hereunder; provide that, if the Borrower disagrees with any determination by the Administrative Agent and/or the Independent Engineer that a Qualified Project would no longer reasonably be expected to achieve construction completion sixty (60) days prior to the PTC Expiration Date, the parties hereby agree to submit the issue to R.W. Beck (or such other third party engineering firm as the Borrower and Administrative Agent may agree).  If R.W. Beck (or such other third party engineering firm as the Borrower and the Administrative Agent may agree) agrees with the determination of the Administrative Agent and/or the Independent Engineer, such determination shall stand and the applicable project shall no longer be a Qualified Project and the Borrower shall make a prepayment of the Loans if and to the extent necessary in order to be in compliance with the Loan Maximum Outstandings.  If R.W. Beck (or such other third party engineering firm as the Borrower and the Administrative Agent may agree) disagrees with the determination of the Administrative Agent and/or the Independent Engineer, such determination shall be overturned and the applicable project shall remain a Qualified Project.  Whatever determination is made by R.W. Beck (or such other third party engineering firm as the Borrower and the Administrative Agent may agree) shall be final and binding as to the parties’ respective rights and obligations under this Section 5(a)(xviii).  R.W. Beck (or such other third party engineering firm as the Borrower and the Administrative Agent may agree) shall have thirty (30) days to make its determination as to whether the applicable project is or is not a Qualified Project from the date R.W. Beck (or such other third party engineering firm as the Borrower and the Administrative Agent may agree) is retained to make such determination; provided, however, that to the extent that R.W. Beck (or such other third party engineering firm as the Borrower and the

Administrative Agent may agree) is unable to make a determination as set forth in this Section 5(a)(xviii) within such thirty (30) day period, the determination of the Administrative Agent and/or the Independent Engineer shall stand and the applicable project shall no longer be a Qualified Project and the Borrower shall make a prepayment of the Loans if and to the extent necessary in order to be in compliance with the Loan Maximum Outstandings.

(xix)         Insurance.  The Borrower shall comply, and shall cause each TSA Company to comply, with all insurance requirements set forth on Annex II.

(xx)          Turbines.  Following delivery at the applicable project site, any Turbine that forms part of the Collateral, without the prior written consent of the Majority Lenders, the Borrower shall not (i) erect such Turbine or (ii) transport or take any other actions or fail to take any action with respect to such Turbine that could reasonable be expected to reduce the value or marketability of any such Turbine (including storage of Turbines at the applicable project site in any manner or for any period that would result in loss or diminishment of such Turbine’s warranty).

(xxi)         Required Equity Portion.  From time to time, the Borrower shall cause Holdco to invest equity (by way of subscription for shares or a shareholder subordinated loan; subject to a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent) in the Borrower (to be used by the Borrower for purposes specified in Section 5(a)(i)) such that Holdco’s equity investment in the Borrower is at all times equal to or greater than the aggregate of (A) 25% of the amount of the Loans outstanding, other than Loans that have been applied to the payment of the Contract Price and as to which the 60% Advance Rate is applicable, (B) 66.66% of the principal amount of the Loans outstanding that have been applied to the payment of the Contract Price and as to which the 60% Advance Rate is applicable, and (C) the amount by which the Loan Maximum Outstandings is reduced, if any, in connection with an appraisal conducted pursuant to and in accordance with Sections 3(b), 5(a)(xxiii) or 5(a)(xxvi) (such amount, the “Required Equity Portion”).  Such equity invested pursuant to this Section 5(a)(xxi) must be used by the Borrower for the purposes set forth in Section 5(a)(i) and/or for the payment of transportation costs included in the Contract Price associated with the Turbine Supply Agreements.

(xxii)        Project Review.  Borrower shall provide “desktop, fatal flaw” reviews (each a “Project Review”) to the Administrative Agent from time to time and as and when the Borrower desires to designate a Qualified Project, which such Project Review shall be in form and substance satisfactory to the Lender Committee and the Administrative Agent and shall be comprised of:

(A)          a review by the Independent Engineer including, but not limited to, a confirmation of the potential viability, from a wind and technology point of view, of the wind electrical generating project proposed by the Borrower to be a Qualified Project;

(B)           a pro-forma cash flow forecast demonstrating to the Administrative Agent’s reasonable satisfaction that such proposed wind electrical generating project is economically viable;

(C)           a detailed report setting forth the proposed real estate plan for the wind electrical generating project proposed by the Borrower to be a Qualified Project; and

(D)          a detailed report as to the permitting and interconnection plan for the wind electrical generating project proposed by the Borrower to be reviewed hereunder.

If the Lender Committee and the Administrative Agent (in consultation with the Independent Engineer and the Lenders’ legal Counsel) determine that the Project Review is satisfactory and acceptable, taking into account the likelihood of such project obtaining permanent construction and term financing (such satisfaction and acceptance not to be unreasonably withheld or delayed where the Project Review demonstrates that such project could (x) reasonably achieve construction completion and begin selling power at least sixty (60) days prior to the then-current expiration date for PTCs under the Code (the “PTC Expiration Date”) and (y) benefit from tax benefits similar to or better than the PTCs applicable under the current December 31, 2008 PTC expiration date), such project will be deemed a qualified project to the extent that such Qualified Project is owned and operated by a Relevant Qualified Project Company and that the owner of such Relevant Qualified Project Company has complied with the obligations relating to a Relevant Qualified Project Company set forth in Sections 3(a)(iv); 3(a)(vii)(A) and (B); 3(a)(xv); 3(a)(xvi); 3(a)(xvii); 3(a)(xviii); and 3(a)(xxi) (a “Qualified Project”).

(xxiii)       Required Take Out.  In the event that on the Take Out Dates, applicable to any Turbines, any Loans advanced under the facility with respect to such Turbines are then outstanding and the Administrative Agent has received evidence to its reasonable satisfaction that the GE warranty related to such Turbines will be in effect for twenty-four months after the expected Commercial Operation date in respect of such Turbines and the related Qualified Project, if applicable, the Administrative Agent and the Borrower shall promptly commence the Appraisal Procedure in respect of such Turbines.  No later than thirty (30) days after the applicable Take Out Date for the Turbines which are the subject of such Appraisal Procedure, the Borrower shall, to the extent that the results of the appraisal indicate that the value of such Turbines has decreased by more than 3.0% from the Contract Price allocated to such Turbines, prepay the Loans in accordance with Section 2(e) to an amount equal to the lesser of (i) the then outstanding amount of such Loan and (ii) (A) to the extent the 80% Advance Rate is then in effect with respect to such Turbines, 80% of the appraised value of such Turbines determined pursuant to the Appraisal Procedure and applied solely in respect of the portion of the Loans applicable to such Turbines or (B) to the extent the 60% Advance Rate is then in effect with respect to such Turbines, 60% of the appraised value of such Turbines determined pursuant to the Appraisal Procedure and, in each case, applied solely in respect of the portion of the Loans applicable to such Turbines, including, in each such case, any related capitalized fees or interest.  The Appraisal Procedure outlined above in this Section 5(a)(xxiii) shall repeat at four month intervals, such four month interval beginning no later than thirty (30) days after each applicable Take Out Date, until all Turbines for which the Appraisal Procedure has been applied to have been removed from the Collateral; provided, however, that at any time during the Appraisal Procedure process set forth above if the Administrative Agent reasonably determines that the GE warranty related to such Turbines will expire at any time prior to 24 months after the expected Commercial Operation in respect of such Turbines and the related Qualified Project, if applicable, the Borrower shall immediately prepay any and all Loans outstanding related to such Turbines, in accordance with Section 2(e), upon receiving written notice of such pending warranty expiration from the Administrative Agent.  The appraisal contemplated pursuant to this Section 5(a)(xxiii)(B) shall be performed by the Appraiser in accordance with the Appraisal Procedure and shall be delivered to the Administrative Agent no later than twenty (20) days after applicable Take Out Date for which the appraisal is being performed (or the applicable four month interval date).

(xxiv)       Compliance with Anti-Money Laundering and OFAC Laws.

(A)          The Borrower shall comply at all times with the requirements of all

Anti-Money Laundering Laws.

(B)           The Borrower shall provide the Administrative Agent any information regarding Borrower, its Affiliates, and its subsidiaries necessary for the Lenders to comply with all Anti-Money Laundering Laws.

(C)           The Borrower shall comply at all times with the requirements of all OFAC Laws.

(D)          The Borrower shall not, and shall cause its Affiliates and subsidiaries and any persons or entities holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) not to, conduct business with or engage in any transaction with any person or entity named in the OFAC SDN List or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List.

(E)           If the Borrower obtains actual knowledge or receives any written notice that Borrower, any Affiliate, subsidiary or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List (such occurrence, an “OFAC Violation”), the Borrower shall immediately (i) give written notice to the Administrative Agent of such OFAC Violation, and (ii) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Laws, and the Borrower hereby authorizes and consents to the Administrative Agent and the Lenders’ taking any and all steps such Person deems necessary, in its sole discretion, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the OFAC Laws (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC).

(F)           Upon the Administrative Agent’s request from time to time, Borrower shall deliver a certification confirming its compliance with the covenants set forth in this Section 5(a)(xxiv).

(xxv)                 Project Review Updates. With respect to each Qualified Project, the Borrower shall deliver to the Administrative Agent in March and September of each calendar year an update to the Project Review for such Qualified Project, noting any material changes with respect to any information previously provided for purposes of the applicable Project Review or any prior update thereof.

(xxvi)                Periodic Appraisals.  With respect to each Turbine for which Loans have been made at the 60% Advance Rate in respect of the 2009 TSA, the Borrower shall deliver to the Administrative Agent on every March 31st and September 30th of each calendar year, an appraisal in respect of each such Turbine, performed in accordance with the Appraisal Procedure.  To the extent that the results of the appraisal indicate that the value of any such Turbine has decreased by more than 3.0% from the Contract Price allocated to such Turbine, then the Lenders shall have no obligation to make any additional Loans in respect of such Turbine in excess of 60% of the appraised value of the Turbine determined in accordance with the Appraisal Procedure less the amount of the Loans already allocated to such Turbine as of such date (the “Revised Advance Rate”); provided, however, that, to the extent the Loans outstanding in respect of such Turbine which are in excess of the Revised Advance Rate at the time the above calculation is required to be made, the Borrower shall immediately prepay any and all Loans outstanding related to such Turbine which are in excess of the Revised Advance Rate, in accordance with Section 2(e) (excluding any related capitalized fees or interest).

(xxvii)               Minimum Loan Availability.  The Borrower shall take any and all action to cause itself to be in compliance with the Loan Minimum Availability calculation as applicable from time to time, including immediately prepaying any and all Loans outstanding, obtaining Acceptable Alternative Funding Commitments, or obtaining additional equity contributions from Holdco, in each case, as necessary to ensure that the Borrower is in compliance of the Loan Minimum Availability calculation, in accordance with Section 2(e).

(xxviii)              Interest Rate Agreements.  The Borrower shall perform each of its obligations under Interest Rate Agreements to which it is a party, except to the extent that any failure to so perform could not reasonably be expected to cause a Material Adverse Effect.

6.             Events of Default.

(a)           The occurrence of any of the following events, conditions or circumstances shall constitute an event of default under this Note (each, an “Event of Default”):

(i)      Failure to Make Payments.  The Borrower shall fail to pay (A) any portion of the principal of this Note on the date when such portion of the principal becomes due and payable (including any mandatory prepayment required pursuant to Section 2(e)(ii)); (B) any interest accrued hereunder on the Loans within three (3) Business Days after the date when such interest becomes due and payable hereunder; (C) any fees payable under this Note within three (3) Business Days after the date when such fees become due and payable and notice thereof is given to the Borrower; or (D) any other amount payable by the Borrower under this Note or under any Basic Document within ten (10) days after any such other amount becomes due and payable and notice thereof is given to the Borrower;

(ii)     Judgments.  A final judgment or judgments shall be entered by a court of relevant jurisdiction against the Borrower, any TSA Company or any Relevant Qualified Project Company, in the aggregate amount of $1,500,000 or more (net of insurance proceeds) which remains unstayed or unsatisfied or for which no bond is posted in the amount of such judgment;

(iii)    Representations and Warranties.  Any representation or warranty made by the Borrower, Holdco, any TSA Company or the owner of any Relevant Qualified Project Company under this Note or any other Basic Document to which such Person is a party shall prove to have been incorrect in any respect as of the time made or deemed made (unless such representation or warranty expressly relates only to an earlier date) could reasonably be expected to have a Material Adverse Effect, and the adverse effect of such incorrect misrepresentation or warranty (if any) is not cured or addressed to the reasonable satisfaction of the Administrative Agent and the Majority Lenders within thirty (30) days after receipt of notice thereof by such Person;

(iv)   Bankruptcy; Insolvency.  Any of the Borrower, Holdco, any TSA Company, the owner of any Relevant Qualified Project Company or any Relevant Qualified Project Company shall (A) admit in writing its inability to pay its debts as its debts become due; (B) make a general assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for its or a substantial part of its assets; (C) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation; (D) have had any such petition filed, or any such proceeding shall have been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of seventy-five (75) days; (E) have had a receiver, custodian or trustee appointed for all or a substantial part of its property; or (F) take any action effectuating, approving or consenting to any of the events described in clauses (A) through (E);

(v)    Breach of a Turbine Supply Agreement. Borrower, any TSA Company or any other party thereto shall breach or be in default under any Turbine Supply Agreement and the Administrative Agent or Lenders shall have determined that the effect of such breach or default could reasonably be expected to have a Material Adverse Effect and such breach or default shall continue unremedied for 30 days after notice from the Administrative Agent or Lenders to the Borrower.

(vi)   Loss of a Turbine Supply Agreement.  Any Turbine Supply Agreement shall cease for any reason to be in full force and effect.

(vii)  Breach of Covenants.

(A)              The Borrower shall fail to perform or observe any covenant set forth in Sections 5(a)(i), 5(a)(v)(A), 5(a)(xi), 5(a)(xii), 5(a)(xiii), 5(a)(xv)-5(a)(xvii), 5(a)(xx), or 5(a)(xxiii);

(B)               The Borrower shall fail to perform or observe any covenant set forth in Sections 5(a)(x) or 5(a)(xxi) and such failure shall continue unremedied for a period of ten (10) Business Days; or

(C)               The Borrower, Holdco, any TSA Company or the relevant owner of any Relevant Qualified Project Company shall fail to perform or observe any other covenants set forth in this Note or any other Basic Document to which it is a Party that is not listed in Section 6(a)(vii)(A) or Section 6(a)(vii)(B) and such failure shall continue unremedied for a period of thirty (30) days after receipt of notice of such failure (or if such failure cannot be cured within such thirty (30) day period with the use of commercially reasonable diligent efforts by the Borrower, Holdco, any TSA Company or the relevant owner of any Relevant Qualified Project Company (as applicable), such longer period not to exceed an additional forty-five (45) days as may be necessary with the use of diligent efforts to remedy such failure);

(viii)        Basic Documents; Collateral.  Unless as a result of the acts or omissions of any Lender or Agent, (A) any of the Basic Documents (including any Collateral Documents), once executed and delivered, shall cease to be in full force and effect; (B) any Collateral Document

(other than any Consent) shall fail to provide the Lenders with the security interests in and to the Collateral intended to be created thereby, or is declared null and void or otherwise ceases to be in full force and effect; provided, however, that, to the extent that such failure is reasonably susceptible of cure, such failure shall not constitute an Event of Default to the extent that the Borrower, Holdco or any TSA Company, as applicable, takes such action as the Collateral Agent may reasonably request within no more than five (5) days after receiving the Administrative Agent’s request therefor; or (C) the validity or enforceability of any Collateral Document is contested in a legal proceeding by the Borrower, Holdco or any TSA Company which is a party thereto, as applicable; or

(ix)           Loss of Permits.  Any Permit required to be obtained or maintained by the Borrower or any TSA Company under any Turbine Supply Agreement shall be revoked or cancelled by the issuing  Governmental Authority having jurisdiction, or any such Permit shall otherwise fail to be in full force and effect, or the Borrower or any TSA Company shall fail to comply with any such Permit, in each case, which revocation, cancellation or failure could reasonably be expected to have a Material Adverse Effect, and in each case, if any adverse effect of such revocation, cancellation or failure is not remedied to the reasonable satisfaction of the Lenders within sixty (60) days after receipt of notice thereof by such Person.

(x)            Cross-Default.  Either (A) an event of default shall have occurred and be continuing in respect of the payment of principal or interest under the Second Lien Facility and any applicable grace period in respect thereof shall have lapsed or (B) any other event of default shall have occurred under the Second Lien Facility and all obligations of Holdco for the payment of principal and interest thereunder shall have been accelerated prior to their regularly scheduled maturity as a result of such event of default.

(xi)           Transfer of Interests.  The Sponsor shall fail to directly own all of the issued and outstanding membership interests in Holdco.

(b)       Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, or, upon the request of the Majority Lenders shall, upon a notice thereof to the Borrower (but without any further notice of exercise of remedies, presentment, demand for payment, protest or other notices or demands of any kind):

(i)            Cancel all Commitments and/or refuse to make any Loans;

(ii)           Declare and make any or all sums of accrued and outstanding principal of Loans and accrued but unpaid interest remaining under this Note, together with all unpaid fees, costs and amounts due hereunder or under any other Basic Document immediately due and payable; provided, however, that, in the event of a Event of Default occurring under Section 6(a)(iv), all such amounts shall become immediately due and payable without further act of any Lender, any Agent or other Person; or

(iii)          Exercise any and all rights and remedies available to the Lenders under any of the Basic Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral (including the Pledged Equity Interests) pursuant to the Collateral Documents for the entire amount of the unpaid principal amount of the Loans then outstanding under this Note, along with all accrued interest, fees and other amounts then due and payable with respect thereto.

(c)       Notwithstanding the other provisions of this Section 6, and subject to Section 7(b), to the extent that an Event of Default has occurred solely with respect to a particular Qualified Project, a particular Turbine, a particular Turbine Supply Agreement or a particular Relevant Qualified Project Company, the Borrower may cure such Event of Default by repaying all Loans then outstanding with respect to such Turbine or the Turbines funded hereunder and allocated to such Qualified Project or purchased under such Turbine Supply Agreement, as applicable, together with any interest, fees and other amounts accrued thereon; provided that if such Event of Default relates solely to a Qualified Project or Relevant Qualified Project Company, the Borrower may cure such Event of Default by repaying such Loans as may be necessary to ensure that the Borrower remains in compliance with its obligations hereunder after giving effect to any reduction in the Loan Maximum Outstandings as a result of the Contract Price for any Turbines allocated to such Qualified Project or Relevant Qualified Project Company, as applicable, being subject to the 60% Advance Rate. The Borrower shall make any such payment on or prior to the later of (i) ten (10) days after the occurrence of the Inchoate Default that would give (or has given) rise to the applicable Event of Default or (ii) the expiration of the cure period applicable to the Inchoate Default that would give rise to the applicable Event of Default after the expiration of such cure period.

7.             Collateral.

(a)             Collateral.  The Obligations shall be secured by the following, and the Borrower shall deliver or cause to be delivered the following (each in form and substance satisfactory to the Agents) to the Agents at the times required pursuant to Section 3:

(i)            A Pledge Agreement, duly executed by Holdco, in favor of the Collateral Agent (the “Holdco Pledge Agreement”);

(ii)           A Pledge and Security Agreement, duly executed by the Borrower, in favor of the Collateral Agent (the “Borrower Security Agreement”);

(iii)          A Pledge and Security Agreement, duly executed by each owner of the all of the issued and outstanding membership interests in a Relevant Qualified Project Company, whether owned by the Borrower, an Affiliate of the Borrower, or an unrelated third party (each individually, a “Project Pledge Agreement”, and collectively, the “Project Pledge Agreements);

(iv)          A Guaranty and Security Agreement, duly executed by each TSA Company, in favor of the Collateral Agent (each individually, a “TSA Company Security Agreement”, and collectively, the “TSA Companies Security Agreements );

(v)           The Consents from GE in respect of each Turbine Supply Agreement, in favor of the Collateral Agent (the “Consents”); and

(vi)          Such other Collateral Documents as are necessary to grant to the Lenders first-priority liens in the Collateral subject to the foregoing Collateral Documents.

(b)             Release of Collateral.  Upon the repayment in full of the Obligations on the Maturity Date (or earlier to the extent the Borrower elects to transfer or dispose of any Collateral in accordance with the terms hereof or to cancel the Commitments pursuant to Section 2(d)), the Collateral Agent and the Lenders shall release all of their liens on the

Collateral (in the case of any disposition or transfer only to the extent of the Collateral so disposed of or transferred).  The obligations of the Borrower pursuant to this Agreement shall continue to be effective or automatically reinstated, as the case may be, if at any time payment of any of the Obligations is rescinded or otherwise must be restored or returned by any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other obligor or otherwise, all as though such payment had not been made.

(c)       Removal of a Qualified Project Company, a Turbine or a Turbine Supply Agreement.

(i)        Notwithstanding any provision to the contrary in this Note, at any time, at the option of the Borrower, the Borrower may replace a pledge of the outstanding membership interests in a Qualified Project Company evidenced by a Project Pledge Agreement (each a “Replaced Equity Interest”) with a pledge of all of the outstanding membership interests in one or more replacement Qualified Project Companies which own one or more Qualified Projects; provided that such owner of the proposed replacement Qualified Project Company shall duly execute and deliver a replacement Project Pledge Agreement, in form and substance reasonably satisfactory to the Collateral Agent; provided, further, that, following such replacement, the Collateral Agent will have a substantially equivalent lien in respect of the relevant Qualified Project Companies that will accommodate the same or a greater number of Turbines as the Qualified Project Companies (including the Replaced Equity Interests) that form part of the Collateral before such replacement, as determined by the Collateral Agent.

(ii)       Notwithstanding any provision to the contrary in this Note and subject to the Borrower’s compliance with Section 2(e)(ii), at any time, the Borrower may (or shall as required pursuant to Section 5(a)(xviii), Section 5(a)(xxiii) or Section 5(a)(xxvi)) remove one or more Turbines, Turbine Supply Agreements or TSA Companies from the Collateral (together with the pledge in the Qualified Project Companies, granted pursuant to a Project Pledge Agreement, corresponding to the number of megawatts of Turbines removed).

8.         Expenses; Indemnification; Net of Taxes.

(a)       Expenses.  The Borrower agrees hereby to reimburse the Agents and the Lenders within thirty (30) days following demand for all reasonable out-of-pocket costs, expenses and charges (including, without limitation, reasonable and properly documented fees and charges of legal counsel, consultants and advisors to the Agents and Lenders) incurred in connection with the preparation, execution and delivery of this Note and the other Basic Documents, any amendment or waiver of this Note or the other Basic Document, any enforcement (including in any workout, restructuring or bankruptcy proceeding) of this Note or any other Basic Document or the defense or prosecution of any rights of the Agents and Lenders hereunder.

(b)       Indemnification.  The Borrower agrees hereby to indemnify and hold the Agents and Lenders, together with their directors, officers, employees, agents and consultants harmless from and against all claims, damages, losses, liabilities, costs, deficiencies and expenses of third parties, including, without limitation, investigative costs, settlement costs and reasonable legal, accounting or other expenses of such third parties for investigating or defending against any actions or threatened actions (collectively, the “Losses”), arising out of or in connection with (i) the execution or delivery of each Basic Document, including this Note, and the performance by the Borrower, Holdco, any TSA Company or the relevant owner of any Relevant Qualified Project Company of its obligations under each such Basic Document to which it is a party, (ii) the making of the Loans, and (iii) the use of the proceeds of any Loans and any prospective claim, litigation, investigation or proceeding related to any of the foregoing, but excluding, in each case, any such Losses incurred by reason of the bad faith, gross negligence or willful misconduct of any Person indemnified hereunder.  Except as otherwise provided in Section 8(c), the Borrower agrees hereby to indemnify and hold the Agents and the Lenders harmless for the full amount of taxes (excluding taxes (including franchise taxes and minimum taxes) imposed on or measured by the income or capital of the Agents and the Lenders, or any branch profits taxes imposed by the United States or any other jurisdiction) arising from the execution, delivery or performance of its obligations or from receiving a payment under any Basic Document, or enforcing this Note, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes have been correctly assessed by the applicable governmental agency; provided, however, that the Borrower shall not be required to indemnify any such Person for any penalties, interest or expenses relating to taxes arising from the Agents’ or any Lender’s bad faith, gross negligence, willful misconduct or unexcused breach of this Note.  The Administrative Agent shall promptly notify the Borrower of any claim under this Section 8.  The Borrower may elect to assume the defense of any action, proceeding or dispute with a third party in respect of which a claim is to be made under this Section 8(b); provided, however, that if the Borrower assumes control of the defense of any such action, proceeding or dispute, the Borrower shall not agree or conclude any settlement that affects any Agent or any Lender in any material respect without the prior written approval of such affected Agent or Lender (such approval not to be unreasonably withheld or delayed).  In the event the Borrower assumes control of the defense of any such action, proceeding or dispute, the Borrower shall not be liable to such Agent and/or Lender, as applicable for any legal fees and expenses of additional counsel incurred by such Agent and/or Lender in connection with such defense; provided, however, that such Agent and/or Lender shall (at its own expense) have the right to employ its own counsel whose reasonable legal fees and expenses shall be indemnified by the Borrower if (A) there is or could reasonably be expected to be a conflict of interest between such Agent and/or Lender, as applicable, and the Borrower in connection with the defense of such action, proceeding or dispute, or (B) there is a specific defense available to such Agent and/or Lender which is different from or additional to those available to the Borrower.  Each Lender, if such Lender determines in its sole discretion that it has received a refund of any taxes as to which it has received an indemnification, or with respect to which the Borrower has paid additional amounts, agrees to repay to the Borrower any such refund, net of any out of pocket costs incurred by the Administrative Agent or the applicable Lender, as the case may be, in connection therewith and without interest (other than any net after tax interest paid by the relevant Governmental Authority with respect to such refund), as soon as commercially practicable after receipt of such refund.  Whenever any taxes are payable by the Borrower pursuant to this Section 8, as promptly as possible thereafter, the Borrower shall send to the Lender a certified copy of an original receipt (if reasonably available) received by the Borrower showing payment thereof.

(c)       Withholding Certificates.  Any and all payments to or for the benefit of the Lenders under this Note or the other Basic Documents shall be made free and clear of, and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of, any present or future taxes, levies, imposts, charges or withholdings imposed by the United States of America or any political subdivision thereof, arising or relating to the relevant Lender’s Commitments or Loans hereunder, as applicable (excluding taxes (including franchise taxes and minimum taxes) imposed on or measured by the income or capital of the Agents and the Lenders or any branch profits taxes imposed by the United States or any other jurisdiction) shall not be less than the amounts otherwise due and payable under this Note.  The Borrower shall not be required to pay any additional amount to (or indemnify) any Agent or any Lender under this Section 8 to the extent that the obligation to withhold or pay such amount with respect to indemnified taxes existed on the date that such Agent or Lender became a party to this Note (or, in the case of a transferee that is a participation holder, on the date such a participation holder became a transferee hereunder) except, in each case, to the extent the transferor was entitled to additional payments or indemnification hereunder.  Each Agent and each Lender (upon becoming a Lender hereunder) and any Person to which any Lender grants a participation (or otherwise transfers its interest in this Note) as permitted by this Note agrees that on the date such Lender or Person becomes a party to this Note it will deliver to each of the Borrower and the Administrative Agent either (A) if such Lender or Person is a United States person as defined in the Code, two duly and appropriately completed copies of a United States Internal Revenue Service Form W-9 or any successor applicable form or (B) if such Lender or Person is not a United States person as defined in the Code, two duly and appropriately completed copies of United States Internal Revenue Service Form W-8IMY, W-8ECI or W-8BEN (in the case of any Lender claiming an exemption under the so-called portfolio interest exemption rules, together with an exemption certificate reasonably satisfactory to the Borrower and the Administrative Agent) or successor applicable form, as the case may be, and, if reasonably requested by the Borrower or the Administrative Agent, any additional statements and forms so requested from time to time and including a U.S. taxpayer identification number if required by such form or otherwise necessary to obtain any benefit claimed therein.  Each Lender required to deliver to the Borrower and the Administrative Agent a form, or certificate pursuant to the preceding sentence shall deliver such form or certificate as follows:  (x) each Lender which is a party hereto on the Closing Date shall deliver such form or certificate at least five (5) Business Days prior to the first date on which any payment hereunder or under any other Basic Document is payable by the Borrower hereunder for the account of such entity; and (y) each assignee or participant shall deliver such form at least five (5) Business Days before the effective date of such assignment or participation.  Each Lender which is required to deliver to the Borrower and the Administrative Agent a Form W-9, W-8IMY, W-8ECI or W-8BEN or other form or statement pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent further copies of the Form W-9, W-8IMY, W-8ECI or W-8BEN, or successor applicable form or other form or certificate, or other manner of certification or procedure, as the case may be, at least ten (10) days before any such form or certificate expires or becomes obsolete (which date shall be notified by the Borrower or the Administrative Agent) or within a reasonable time (not to exceed sixty (60) days) after gaining knowledge of the occurrence of any event requiring a change in the most recent forms or certificates previously delivered by it to the Borrower and the Administrative Agent, unless in any such cases an event has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Lender from duly completing and delivering any such form with respect to it.  The Borrower shall not be obligated to pay any additional amounts pursuant to this Section 8 (or make an indemnification payment pursuant to this Section 8) to any Lender or Person (including any Person to which any Lender sells, assigns, grants a participation in, or otherwise transfers, its rights under this Agreement) to the extent the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Lender or Person to comply with its obligations under this Section 8(c). Notwithstanding the foregoing or anything else to the contrary in this Note, no Lender or other Person shall be obligated to deliver any form, certificate or document which it cannot deliver as a matter of law.

(d)       Upon a change of law with respect to any Lender following delivery of the documentation set forth in Section 8(c) above, the Borrower shall gross up any payments due to such Lender hereunder that become subject to withholding tax to mitigate the effect to such Lender of the change of law; provided, however, that such Lender shall use commercially reasonable efforts to mitigate the effects of such change of law, and if such Lender is unsuccessful in its efforts, such Lender shall assign its Loans and Commitments and the related rights and obligations to a new lender identified by the Borrower, as set forth in a written request by the Borrower (and pursuant to assignment documentation acceptable to such Lender); and provided, further, that such Lender shall not be obligated to assign its Loans and Commitments for the lesser of their face value or their fair market value.

9.             No Recourse.

No Agent or Lender shall have claims of any kind or nature (other than for fraud, willful misconduct or express indemnities) with respect to the transactions contemplated by this Note and the other Basic Documents against Holdco, the Sponsor or any Affiliate thereof (except for the Borrower and each TSA Company), or the stockholders, members or other owners, officers, directors or employees of any of such Person (each, a “Non-Recourse Party”), except to the extent of any obligations of a Non-Recourse Party specifically provided in the Basic Documents to which such Non-Recourse Party is a party.  Subject to the exception at the end of the foregoing sentence, if (a) any Event of Default shall have occurred and is continuing, or (b) any claim by the Administrative Agent or the Lenders against the Borrower or any alleged liability of the Borrower to the Agents or the Lenders shall be asserted under any of the Basic Documents, in each case, the Administrative Agent and the Lenders agrees that it shall not have the right to proceed against any of the Non-Recourse Parties or against their respective properties and assets for the satisfaction of any such claim or liability or for any deficiency judgment (other than for fraud, willful misconduct or express indemnities).

10.          Governing Law; Submission to Jurisdiction.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflict of laws provisions thereof other than Section 5-1401 of the New York General Obligations Law). The Borrower agrees that any legal action or proceeding arising out of or relating to this Note or any other Basic Document, or any legal action or proceeding to execute or otherwise enforce any judgment obtained against the Borrower, for breach hereof or thereof, or against any of its properties, may be brought in the courts of the State of New York or the United States District Court for the Southern District of New York by the Agents and Lenders or on behalf of the Agents and Lenders, as the they may elect.  The Borrower hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts for purposes of any such legal action or proceeding.  Service of process by the Agents and Lenders in any such dispute shall be binding on the Borrower if sent to the Borrower by registered or certified mail, at the address specified on the signature page of this Note.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction.

THE BORROWER WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS NOTE, ANY OTHER BASIC DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

NO CLAIM SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR THE OTHER BASIC DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.          Assignment. This Note shall be binding on, and shall inure to the benefit of, the Borrower, the Agents, the Lenders and their respective successors and permitted assigns; provided, however, that (a) the Borrower may not assign or transfer its rights or obligations under this Note without the prior written consent of the Lenders, and (b) no Lender may assign or transfer its rights or obligations under this Note or sell or grant any voting participations under this Note to any other Person without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed except that no consent of the Borrower shall be required upon the occurrence and during the continuance of an Event of Default.  Upon such assignment or transfer, the Administrative Agent shall provide to the Borrower the name, address and contact information of the permitted assignee or transferee.  The Mandated Lead Arranger shall arrange and conduct a syndication of the Loans and Commitments as described in the Mandate Letter.

12.          Administrative Agent; Collateral Agent.

(a)           Appointment, Powers and Immunities.

(i)            Each Lender hereby appoints and authorizes the Administrative Agent to act as the Administrative Agent hereunder and under the other Basic Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Note and the other Basic Documents, together with such other powers as are reasonably incidental thereto.  Each Lender hereby appoints and authorizes the Collateral Agent to act as the Collateral Agent hereunder and under the other Basic Documents with such powers as are expressly delegated to the Collateral Agent by the terms of this Note and the other Basic Documents, together with such other powers as are reasonably incidental thereto.  None of the Agents shall have any duties or responsibilities except those expressly set forth in this Note or in any other Basic Document, and none of the Agents shall be a trustee for, or fiduciary of, any Lender.  Notwithstanding anything to the contrary contained herein, none of the Agents shall be required to take any action which is contrary to this Note or any other Basic Documents or any Governmental Rule or exposes such Agent to any liability (other than breach by such Agent of this Note or the other Basic Documents).  None of the Agents or their respective Affiliates shall be responsible to any other Lender for any recitals, statements, representations or warranties made by Borrower contained in this Note or any other Basic Document or in any certificate or other document referred to or provided for in, or received by any Agent or any Lender under this Note or any other Basic Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Note, any other Basic Document or any other document referred to or provided for herein or for any failure by Borrower to perform its obligations hereunder or thereunder.  Each Agent may employ other agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

(ii)     Powers, Obligations and Immunities of the Agents.  None of the Agents or their respective directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Basic Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct or breach of this Note or the other Basic Documents.  Without limiting the generality of the foregoing, each Agent (i) may treat the payee of any Loan as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form and substance satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Turbine Supply Agreement or Basic Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Basic Document or Turbine Supply Agreement on the part of any party thereto or to inspect the property (including the books and records) of Borrower or any other Person; and (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Basic Documents, Turbine Supply Agreement or any other instrument or document furnished pursuant hereto or thereto.  Except as otherwise provided under this Note, each Agent shall take such action or refrain from taking such action with respect to the Basic Documents as shall be directed by the Lenders or the Majority Lenders, as applicable.  Each Agent shall deliver to the other Agents and the Lenders, without duplication, the notices, certificates, reports, opinions, agreements and other documents it receives under this Note, any Turbine Supply Agreement and the other Basic Documents in its capacity as Agent hereunder.

(b)           Reliance by the Agents.  Each Agent shall be entitled to rely upon any certificate, notice or other document (including any cable or telecopy) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent, as applicable.  As to any other matters not expressly provided for by this Note, none of the Agents shall be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Lenders or, where expressly provided, the Majority Lenders (except that no Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Note, any other Basic Document or any Governmental Rule) and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Basic Document in accordance with the instructions of the Lenders (or, where so expressly stated, the Majority Lenders), and such instructions of the Lenders (or Majority Lenders, where applicable) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

(c)           Non-Reliance.  Each Lender represents that it has, independently and without reliance on the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of Borrower and decision to enter into this Note and agrees that it shall, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Note.  None of the Administrative Agent, the Collateral Agent, or any Lenders shall be required to keep informed as to the performance or observance by Borrower under this Note or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of Borrower.

(d)           Default.  Neither the Administrative Agent nor the Collateral Agent (each acting in its capacity as the Administrative Agent or the Collateral Agent, as applicable, and not in any other capacity) shall be deemed to have knowledge or notice of the occurrence of any Event of Default unless the Administrative Agent or the Collateral Agent has received a written notice from a Lender or Borrower, referring to this Note, describing such Event of Default and indicating that such notice is a “notice of default.”  If the Administrative Agent or the Collateral Agent receives such a notice of the occurrence of an Event of Default, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent or the Collateral Agent, as applicable, shall take such action with respect to such Event of Default as is provided in Section 6 or if not provided for in Section 6, as the Administrative Agent or the Collateral Agent, as applicable, shall be reasonably directed by the Lenders; provided, however, that unless and until the Administrative Agent or the Collateral Agent, as applicable, shall have received such directions, the Administrative Agent or the Collateral Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interest of the Lenders.

(e)           Indemnification.  Without limiting the obligations (including the Obligations) of Borrower hereunder, each Lender agrees to indemnify the Administrative Agent, and the Collateral Agent ratably in accordance with such Lender’s Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of this Note or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise solely from the relevant Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Any Agent shall be fully justified in refusing to take or to continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limitation of the foregoing, each Lender agrees to reimburse the relevant Agent promptly upon demand for such Lender’s Proportionate Share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Basic Documents or the Turbine Supply Agreement, to the extent that such Agent is not reimbursed promptly for such expenses by Borrower.

(f)            Successor to the Administrative Agent or the Collateral Agent.  Each of the Administrative Agent and the Collateral Agent acknowledges that its current intention is to remain the Administrative Agent or the Collateral Agent, as applicable, hereunder.  Nevertheless, the Administrative Agent or the Collateral Agent, as applicable, may resign at any time by giving written notice thereof to the Lenders and Borrower, such resignation to be effective only upon the acceptance of the appointment of a successor for the Administrative Agent or the Collateral Agent, as applicable.  Furthermore, the Administrative Agent or the Collateral Agent, as applicable, may assign its duties and rights as the Administrative Agent or the Collateral Agent, as applicable, to any affiliate of HSH Nordbank AG, New York Branch satisfying the requirements set forth below upon sixty (60) days’ prior written notice to the Lenders and Borrower.  Upon the occurrence of such assignment, all rights and obligations of HSH Nordbank AG, New York Branch as the Administrative Agent or the Collateral Agent, as applicable, under the Basic Documents shall be transferred to such assignee, and the parties hereto shall execute in conjunction therewith assignment documentation and such other documentation as shall be necessary or desirable to preserve the transactions contemplated hereby and to preserve the respective security interests of the Administrative Agent or the Collateral Agent, as applicable, in the Collateral, all as shall be reasonably satisfactory to such assignee.  The Administrative Agent or the Collateral Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder or under the other Basic Documents or for gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction in connection with the performance of its duties hereunder or under the other Basic Documents and then only upon the affirmative vote of the Majority Lenders (excluding the Administrative Agent or the Collateral Agent, as applicable, from such vote and the Proportionate Share of the Loans attributable to the Administrative Agent, Collateral Agent or their Affiliates from the amounts used to determine the portion of the Loans necessary to constitute the required Proportionate Share of the remaining Lenders).  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor to the Administrative Agent or the Collateral Agent with the consent of Borrower (unless an Event of Default shall have occurred and be continuing), which consent shall not be unreasonably withheld or delayed.  If no successor to the Administrative Agent or the Collateral Agent, as applicable, shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent or the retiring Collateral Agent, as applicable, has delivered its notice of resignation or the Lenders’ removal of the retiring Administrative Agent or the retiring Collateral Agent, the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a financial institution having a combined capital and surplus of at least $500,000,000 and acceptable to the Lenders and (unless a Event of Default shall have occurred and be continuing) reasonably acceptable to Borrower.  Upon the acceptance of any appointment as the Administrative Agent or the Collateral Agent, as applicable, under the Basic Documents by a successor Agent, such successor Administrative Agent or successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or the retiring Collateral Agent, as applicable, and the retiring Administrative Agent or the retiring Collateral Agent shall be discharged from its duties and obligations as the Administrative Agent or the Collateral Agent, as applicable, only under the Basic Documents.  After the resignation or removal of any retiring Administrative Agent or the Collateral Agent hereunder, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Collateral Agent under the Basic Documents.

(g)           Authorization.  The Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Basic Documents to which the Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of the Administrative Agent contained in the Basic Documents.  The Collateral Agent is hereby authorized by the Secured Parties to execute, deliver and perform each of the Basic Documents to which the Collateral Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of the Collateral Agent contained in the Basic Documents.

(h)           Other Rights and Powers of the Administrative Agent and Collateral Agent.  With respect to its Commitments and the Loans made by it, any Lender acting as an Agent hereunder shall have the same rights and powers under the Basic Documents and Turbine Supply Agreement as any other Lender and may exercise the same as though it were not an Agent hereunder.  The term “Lender,” or “Lenders,” shall, unless otherwise expressly indicated, include any Lender acting as an Agent hereunder in its individual capacity.  Any Lender acting as an Agent hereunder and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Lenders.

(i)            Amendments.  Subject to the provisions of this Section 12, the Majority Lenders (or the Administrative Agent with the consent in writing of the Majority Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Basic Documents or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any term or condition hereof; provided, however, that no such supplemental agreement shall, without the consent of each affected Lender:

(i)            Extend the maturity of any Loan or this Note or reduce the principal amount thereof or hereof, or reduce the rate or change the time of payment of interest due on any Loan or under this Notes; or

(ii)           Modify Sections 12(a) or 11; or

(iii)          Reduce the amount or extend the payment date for any amount due under Section 2; or

(iv)          Increase the amount of the Commitments of any Lender hereunder; or

(v)           Reduce or change the time or amount of payment of any fee payable to the Lenders hereunder or under any other Basic Document; or

(vi)          Reduce the percentage specified in the definition of Majority Lenders; or

(vii)         Amend this Section 12(i); or

(viii)        Release (prior to the date when all Obligations of Borrower under this Note and the other Basic Documents have been paid in full in immediately available funds and no Commitments remain outstanding) all or substantially all of the Collateral from the lien of any of the Collateral Documents.

Notwithstanding anything to the contrary in this Section 12, no amendment of any provision of this Note relating to any Agent shall be effective without the written consent of such Agent.

(j)      Withholding Tax.

(i)           The Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the forms or other documentation required by Section 8(c) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

(ii)          If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason, other than gross negligence or willful misconduct) such Lender shall indemnify promptly the Administrative Agent and/or Borrower, as applicable, fully for all amounts paid, directly or indirectly, by such Person as tax or otherwise, including penalties, additions to tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses.

(iii)         If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Note, the participant shall comply and be bound by the terms of Section 8(c) and this Section 12(j) as though it were such Lender.

(k)      Laws.  Notwithstanding the foregoing provisions of this Section 12, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Basic Documents shall be allowed if it would require registration under the Securities Act of 1933, as amended, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction.

(l)       Assignability to Federal Reserve Bank.  Notwithstanding any other provision contained in this Note or any other Basic Document to the contrary, any Lender may assign all or any portion of the Loans held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans made by Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Note shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.

(m)          Exercise of Discretion.  To the extent that the Administrative Agent or the Collateral Agent, as applicable, has the right to exercise discretion, make determinations or take actions pursuant to provisions of this Note and the other Basic Documents, the Administrative Agent or the Collateral Agent, as applicable, hereby agrees that if, in any specific instance of exercising such discretion, making such determinations or taking such action, the Administrative Agent or the Collateral Agent, as applicable, receives written instructions from the Majority Lenders, the Administrative Agent or the Collateral Agent, as applicable, will exercise such discretion, make such determinations and take such actions in accordance with the written instructions from the Majority Lenders in such instance with respect to the exercising of such discretion or the making of such determination.  Notwithstanding the foregoing, each Lender agrees that until the Administrative Agent or the Collateral Agent, as applicable, receives written instructions from the Majority Lenders, the Administrative Agent or the Collateral Agent may reasonably exercise discretion, make determinations and take actions and that the Administrative Agent or the Collateral Agent shall have no obligation to seek any such written instructions.

13.          Miscellaneous.

(a)           The provisions of this Note are intended to be severable.  If for any reason any provisions of this Note shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.

(b)           No amendment, modification or supplement to any provision of this Note shall be effective unless the same shall be in writing and signed by the Borrower, the Agents and the requisite amount of Lenders as required pursuant to Section 12(i).

(c)           The waiver of any breach of any of the provisions of this Note shall not be construed to be a waiver of any subsequent breach or default of the same or other provisions.  No failure on the part of the Agents or Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right.

(d)           The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(e)           Unless otherwise agreed in writing, notices shall be given to the Agents, Lenders and the Borrower at their respective addresses set forth on the signature pages to this Note.  Notices under this Note shall be effective (i) when personally delivered to a party hereto, upon receipt as shown by messenger receipt, (ii) when mailed to such addressee, upon receipt of a signed confirmation from such addressee, or (iii) when sent to such addressee by facsimile, upon receipt of the addressor’s facsimile machine confirmation or other verifiable electronic receipt.

(f)            The provisions of Sections 8 and 10 shall survive the repayment of the Obligations and all other amounts due and payable with respect thereto; provided, however, that the provisions of Sections 8(a) and (b) only shall survive for a period of one (1) year after the date on which the Loans have been repaid in full and the Commitments have expired or have been terminated or cancelled.

(g)           This Note and any amendment, waivers, consents or supplements hereto or in connection herewith may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

(h)           This Note and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings with respect to the subject matter hereof.

(i)            The Agents and the Lenders agrees to keep confidential, in accordance with their customary procedures for handling confidential information of this nature, any confidential information supplied to it by the Borrower, Holdco, the Sponsor, any TSA Company and any Relevant Qualified Project Company; provided, however, that such information does not include information that (A) was publicly known or otherwise known to it prior to the time of such disclosure and (B) subsequently becomes publicly known through no act or omission by it or any Person acting on its behalf; and provided, further, that nothing in this Section 13(j) shall require the Agents or Lenders to obtain any consent of the Borrower, the Sponsor, Holdco, any TSA Company or any Relevant Qualified Project Company in connection with: (i) exercising any of the Agents’ and Lenders’ rights under the Basic Documents, including those exercisable upon the occurrence of an Event of Default; (ii) any situation in which any Agent or any Lender is required by any Governmental Rule or  any Governmental Authority to disclose information (if such Agent or  Lender informs such Governmental Authority of the confidential nature of such information and requests that it be kept confidential to the fullest extent of the applicable law); (iii) providing information to counsel or other consultants of the Agents and Lenders in connection with the transactions contemplated by any of the Basic Documents (if such Agent and Lender, as applicable, informs such counsel or consultants of the confidential nature of such information and requires that it be kept confidential except as permitted herein); or (iv) providing such information to independent auditors of the Agents and Lenders (if the Agent and Lender, as applicable, informs such auditors of the confidential nature of such information and requires that it be kept confidential except as permitted herein).  Notwithstanding the foregoing, the parties hereto and their officers, directors, employees thereof are authorized to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of this transaction (as defined in Treasury Regulation Section 1.6011-4) and all materials of any kind which are related to such structure and tax aspects.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned hereby executes this Note on the date first set forth above.

NEP EQUIPMENT FINANCE CO., a Delaware limited liability company

By:	/s/ Christopher Lowe
Name: Christopher Lowe
Title: Vice President and Treasurer

Address for Notices:

NEP Equipment Finance Co.
c/o Noble Environmental Power, LLC
8 Railroad Avenue
Second Floor, Suite 8
Essex, CT 06426
Attention:
Facsimile No.: (860) 767-7041

With a copy to:

LATHAM & WATKINS LLP
555 Eleventh Street, N.W.
Washington, D.C. 20004
Attention: John L. Sachs
Facsimile No.: (202) 637-2201

HSH NORDBANK AG, NEW YORK BRANCH, in its capacities as the Administrative Agent, Collateral Agent, Syndicated Agent, Bookrunner, Mandated Lead Arranger and Lender

By:	/s/ Tony K. Muoser

Name:	Tony K. Muoser
Title:	Senior Vice President HSH Nordbank AG,
New York Branch

By:	/s/ Matthew Meares
Name:	Matthew Meares
Title:	Associate HSH Nordbank AG,
New York Branch

Address for Notices:

HSH Nordbank AG
230 Park Avenue, 33rd Floor
New York, New York 10169
Telephone:	(212) 407-6024
Telecopy:	(212) 407-6807
Attention:	Loan Administration

KEYBANK NATIONAL ASSOCIATION, as Lead Arranger and Lender

By:	/s/ Paul J. Pace
Name: Paul J. Pace
Title: Vice President

Address for Notices:

127 Public Square
OH-01-27-1207
Cleveland OH 44114
Telephone: (216) 689-4358
Telecopy: (216) 689-5962
Attention: Yvette Dyson-Owens